Exhibit 10.1

Execution Copy

$120,000,000
TERM LOAN AND GUARANTEE AGREEMENT
among
Evercore Partners Inc.
as Borrower,
The Several Lenders from Time to Time Parties Hereto,
and
Mizuho Bank, Ltd., as Administrative Agent,

Dated as of November 2, 2015

5.10	Patriot Act; OFAC; Anti-Corruption Laws	35
5.11	Use of Proceeds; Margin Regulations; Investment Company Act	36
5.12	Disclosure	36
5.13	Compliance with Laws	36
5.14	Intellectual Property; Licenses, Etc	36
5.15	Solvency	37
SECTION 6.	CONDITIONS PRECEDENT	37
6.1	Conditions to Extension of Credit	37
SECTION 7.	AFFIRMATIVE COVENANTS	38
7.1	Financial Statements	38
7.2	Certificates; Other Information	39
7.3	Notices	40
7.4	Payment of Obligations	40
7.5	Preservation of Existence; Etc	40
7.6	Maintenance of Property	41
7.7	Maintenance of Insurance	41
7.8	Compliance with Laws	41
7.9	Books and Records	41
7.10	Inspection Rights	41
7.11	Use of Proceeds	42
7.12	Compliance with Contracts	42
SECTION 8.	NEGATIVE COVENANTS	42
8.1	Liens	42
8.2	Indebtedness	43
8.3	Investments	45
8.4	Fundamental Changes	45
8.5	Disposition of Property	45
8.6	Restricted Payments	45
8.7	Change in Nature of Business	46
8.8	Transactions with Affiliates	46
8.9	Burdensome Agreements	46
8.10	Amendments of Organization Documents	46
8.11	Changes in Accounting Policies or Reporting Practice	46
8.12	Prepayments, Etc. of Subordinated Indebtedness	47
8.13	Financial Covenants	47
SECTION 9.	GUARANTEE	49
9.1	The Guarantee	49
9.2	Obligations Unconditional	49
9.3	Reinstatement	50
9.4	No Subrogation	50

NYDOCS02/1076196.5    (ii)

9.5	Remedies	50
9.6	Continuing Guarantee	51
9.7	General Limitation on Guaranteed Obligations	51
9.8	Release of Guarantors	51
SECTION 10.	EVENTS OF DEFAULT	51
10.1	Events of Default	51
10.2	Action in Event of Default	53
SECTION 11.	ADMINISTRATIVE AGENT	54
11.1	Appointment	54
11.2	Nature of Duties	54
11.3	Lack of Reliance on the Administrative Agent	54
11.4	Certain Rights of the Administrative Agent	55
11.5	Reliance	55
11.6	Indemnification	55
11.7	The Administrative Agent in its Individual Capacity	55
11.8	Holders	56
11.9	Resignation by the Administrative Agent	56
11.10	Delivery of Information	57
11.11	Withholding	57
11.12	Administrative Agent May File Proofs of Claim	57
SECTION 12.	MISCELLANEOUS	58
12.1	Payment of Expenses, etc.	58
12.2	Right of Setoff	59
12.3	Notices	60
12.4	Benefit of Agreement; Assignments; Participations	60
12.5	No Waiver; Remedies Cumulative	64
12.6	Payments Pro Rata	64
12.7	Calculations; Computations	65
12.8	GOVERNING LAW; SUBMISSION TO JURISDICTION;VENUE; WAIVER OF JURY TRIAL	66
12.9	Counterparts	67
12.10	Effectiveness; Closing	67
12.11	Headings Descriptive	68
12.12	Amendment or Waiver; etc.	68
12.13	Survival	69
12.14	Domicile of the Term Loan	69
12.15	Register	69
12.16	Confidentiality	70
12.17	Patriot Act	71
12.18	Interest Rate Limitation	71
12.19	Lender Action	71

NYDOCS02/1076196.5    (iii)

12.20	Press Releases	71

NYDOCS02/1076196.5    (iv)

SCHEDULES:

Schedule I    Lenders and Term Loan Commitments
Schedule II    Notice Addresses
Schedule 8.1    Certain Liens
Schedule 8.2    Certain Existing Indebtedness

EXHIBITS:
Exhibit A    Form of Assignment and Assumption
Exhibit B    Form of Compliance Certificate
Exhibit C    Form of Notice of Borrowing
Exhibit D    Form of Term Note
Exhibit E    Form of Notice of Conversion/Continuation
Exhibit F    Form of Non‑Bank Certificate

NYDOCS02/1076196.5    (v)

TERM LOAN AND GUARANTEE AGREEMENT, dated as of November 2, 2015, among Evercore Partners Inc., a Delaware corporation (“Borrower”), the Guarantors from time to time party hereto, Mizuho Bank, Ltd. as Administrative Agent, and each of the Lenders from time to time party hereto.
W I T N E S S E T H:
WHEREAS, in order to finance the acquisition 2,354,545 of its common equity (the “Share Repurchase”), and the other transactions ancillary thereto, including the payments of fees and expenses relating thereto, the Borrower has requested that, immediately upon the satisfaction or waiver in accordance with Section 12.12 in full of the conditions precedent set forth in Section 6.1, the Lenders lend to the Borrower on the Closing Date up to $120,000,000 in the form of a term loan.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
SECTION 1. DEFINITIONS
1.1    Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
“Additional Unencumbered Liquid Assets Ratio” shall mean, as of any date of determination, the ratio of (i) the aggregate amount of unencumbered Liquid Investments held at, or in an account of, the Borrower and/or the Guarantors to (ii) the aggregate amount outstanding as of such date under the Term Loan and all other Total Debt of the Borrower and the Consolidated Subsidiaries that is pari passu with, or senior (including structurally senior) to the Term Loan, excluding for this purpose any Indebtedness in respect of repurchase agreements and any outstanding amounts under the Lines of Credit.
“Administrative Agent” shall mean Mizuho, in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 11.9.
“Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Affiliate Transaction” shall have the meaning set forth in Section 8.8.
“Affiliated Lender” shall mean, at any time, any Lender that is an Affiliate of a Lender other than the Borrower or any of its Subsidiaries.

“Agreement” shall mean this Term Loan and Guarantee Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time in accordance with the terms hereof.
“Applicable Margin” shall mean, for any day, with respect to any Base Rate Loan or LIBOR Loan, the applicable rate per annum set forth below under the caption “LIBOR Loan Spread” or “Base Rate Loan Spread”, as the case may be, based upon the Leverage Ratio as of such date:

Leverage Ratio	LIBOR Loan Spread				Base Rate Loan Spread
	Years 1&2	Year 3	Year 4	Year 5	Years 1&2	Year 3	Year 4	Year 5
< 0.25:1	2.000%	2.250%	2.500%	2.875%	1.000%	1.250%	1.500%	1.875%
> 0.25:1 but < 0.5:1	2.250%	2.500%	2.750%	3.125%	1.250%	1.500%	1.750%	2.125%
> 0.5:1	2.750%	3.000%	3.250%	3.625%	1.750%	2.000%	2.250%	2.625%

Changes in the Applicable Margin resulting from changes in the Leverage Ratio shall become effective on the date that is one Business Day after the date on which financial statements are delivered to the Lenders pursuant to Section 7.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 7.1, then, until the date that is one Business Day after the date on which such financial statements are delivered, the highest rate set forth in each column of the table above shall apply; provided, that, until the first date on which such financial statements are delivered, the Leverage Ratio shall be as set forth in the Notice of Borrowing (or such other certificate provided by the Borrower to the Lender on or prior to the Effective Date).
“Approved Fund” shall have the meaning set forth in Section 12.4.
“Asset Sale” shall mean any Disposition by the Borrower and the Guarantors of property pursuant to Section 8.5 during any fiscal year, other than:

(a)	the Disposition of obsolete or worn out property in the ordinary course of business;

(b)	Dispositions permitted by Section 8.4(b) or (c) and Dispositions to a Loan Party or to an Economic Subsidiary;

(c)	any Disposition of Cash Equivalents;

(d)	any Disposition of assets in any transaction or series of transactions yielding net cash proceeds of less than $2,000,000 in any fiscal year;

(e)	to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property;

(f)	foreclosures, condemnation, or any similar action on assets;

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(g)	the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business;

(h)	the unwinding of any hedging obligations or obligations in respect of cash management services;

(i)
leases, subleases, licenses, or sublicenses, in each case in the ordinary course of business, which are not Sale Leaseback Transactions and which do not materially interfere with the business of the Borrower and its Subsidiaries, taken as a whole;

(j)	and Disposition made in connection with a repurchase transaction or the BBVA Line of Credit; and

(k)	Dispositions of non-core assets acquired in connection with any permitted acquisition or Investment permitted hereunder.
“Assignee” shall have the meaning set forth in Section 12.4(a)(i).
“Assignment and Assumption” shall mean an assignment and assumption, substantially in the form of Exhibit A.
“Authorized Officer” shall mean the chief executive officer, president, chief financial officer, any vice president, controller, treasurer or assistant treasurer, secretary or assistant secretary of a Loan Party or any of the other individuals designated in writing to the Administrative Agent by an existing Authorized Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder.
“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto.
“Base Rate” shall mean, at any time, the highest of (i) the Prime Lending Rate at such time, (ii) 1/2 of 1% in excess of the overnight Federal Funds Rate at such time and (iii) the LIBOR Rate that would then be in effect for a LIBOR Loan with an Interest Period of one month plus 1%; provided, that, in all cases, if as of any date of determination the LIBOR Rate is less than zero, the LIBOR Rate shall be deemed to be zero. For purposes of subsection (iii) of this definition, the LIBOR Rate shall be determined using the LIBOR Rate as otherwise determined by the Administrative Agent in accordance with the definition of LIBOR Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the LIBOR Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day. Any change in the Base Rate due to a change in the Prime Lending Rate, the Federal Funds Rate or such LIBOR Rate shall be effective as of the opening of business on the day of such change in the Prime Lending Rate, the Federal Funds Rate or such LIBOR Rate, respectively.
“Base Rate Loan” shall mean the Term Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

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“BBVA Line of Credit” shall mean Evercore Casa de Bolsa, SA de CV’s line of credit with BBVA Bancomer.
“Borrower” shall have the meaning set forth in the preamble hereto.
“Borrowing” shall mean the borrowing of one Type of Term Loan from the Lenders.
“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in the state of New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the London interbank market.
“Capital Lease Obligations” shall mean, with respect to any Person for any period, all rental obligations of such Person which, under GAAP, are required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles. For the avoidance of doubt, “Capital Lease Obligations” shall not include obligations or liabilities of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as existing on the Closing Date.
“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation (including common stock and preferred stock), any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests (general and limited), and membership and limited liability company interests, and any and all warrants, rights or options to purchase any of the foregoing (but excluding any debt security that is exchangeable for or convertible into such capital stock).
“Cash Equivalents” shall mean, as of any date of determination, (a) readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America; (b) commercial paper issued by (i) any Lender or any Affiliate of any Lender or (ii) any commercial banking institutions or corporations rated at least “P-2” by Moody’s or “A-2” by S&P; (c) certificates of deposit, time deposits, and bankers’ acceptances issued by (i) the Lender or (ii) any other commercial banking institution which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000 having a certificate of deposit rating by S&P or Moody’s (or both) that is “A-2” or higher if by S&P and “P-2” or higher, if by Moody’s; (d) repurchase agreements which are entered into with any Lender or any major money center banks included in the commercial banking institutions described in clause (c) and which are secured by readily marketable direct full faith and credit obligations of the government of the United States of America or any agency thereof; (e) investments in any money market fund which holds investments substantially of the type described in the foregoing clauses (a) through (d); (f) readily and immediately available cash

NYDOCS02/1076196.5    4

held in any money market account; provided that, such money market accounts and the funds therein shall be unencumbered and free and clear of all Liens and other third party rights; and (g) other investments approved by the Administrative Agent. All the Liquid Investments described in clauses (a) through (d) above shall have maturities of not more than 12 months from the date of acquisition.
“Change in Tax Law” shall mean the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law, treaty, regulation or rule (or in the official application or interpretation of any law, treaty, regulation or rule, including a holding, judgment or order by a court of competent jurisdiction) relating to taxation.
“Change of Control” shall mean an event or series of events by which: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act), directly or indirectly, of more than 40% of the total voting power of the Capital Stock in the Borrower on a fully-diluted basis or (b) during any period of 12 consecutive months, a majority of the members of the board of directors cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board.
“Closing Date” shall have the meaning set forth in Section 12.10.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Compliance Certificate” shall mean a certificate duly executed by an Authorized Officer substantially in the form of Exhibit B.
“Consolidated” refers to the consolidation of accounts in accordance with GAAP.
“Consolidated Adjusted EBITDA” shall mean, for any period, the Consolidated Net Income of the Borrower and its Consolidated Subsidiaries plus (a) depreciation expense and amortization expense, (b) interest expense, (c) non-cash employee compensation, and (d) in an amount not to exceed $30 million in the aggregate in any period of four fiscal quarters, other non-cash or non-recurring charges, in each case determined in accordance with GAAP for such period.
“Consolidated Leverage Ratio” shall mean, as of the last day of each fiscal quarter of the Borrower, the ratio of (i) Total Debt of the Borrower and its Consolidated Subsidiaries as of such date to (ii) Consolidated Adjusted EBITDA of the Borrower and its Consolidated Subsidiaries for the period of four consecutive fiscal quarters then ended provided that the Consolidated Leverage Ratio shall be calculated from time to time as of any other date on a pro forma basis pursuant to and as required by Section 8 (other than Section 8.13) hereof.

NYDOCS02/1076196.5    5

“Consolidated Net Income” shall mean the net income (or loss) of the Borrower and its Consolidated Subsidiaries determined on a Consolidated basis for such period (as reported on the Borrower’s financial statements); provided that, without duplication:
(a)    the cumulative effect of a change in accounting principles shall be excluded; and
(b)    the amount of provision for income taxes, as included on the Borrower’s Consolidated income statement for the relevant period shall be added back.
“Consolidated Tangible Net Worth” shall mean, as of any date of determination, (i) the consolidated shareholders’ equity of the Borrower and its Consolidated Subsidiaries on that date plus (ii) non-controlling interest (excluding redeemable non-controlling interest) minus (iii) to the extent reflected in such Consolidated shareholder’s equity, the amount of Consolidated intangible assets of the Borrower and its Consolidated Subsidiaries.
“Contractual Obligation” shall mean, with respect to any Person, any provision of any agreement, instrument or other undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound.
“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
“Default Rate” shall mean an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a LIBOR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable plus 2% per annum.
“Designated Jurisdiction” shall mean any country or territory to the extent that such country or territory itself is the subject of any Sanction.
“Disposition” shall mean, with respect to any property, any sale, assignment, conveyance, transfer or other disposition thereof (including by merger or consolidation or amalgamation and excluding the granting of a Lien permitted hereunder). The terms “Dispose” and “Disposed of” shall have correlative meanings. For the avoidance of doubt, the terms Disposition, Dispose and Disposed of do not refer to the issuance, sale or transfer of Capital Stock by the Borrower or its Economic Subsidiaries.
“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.
“Domestic Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person incorporated or organized in the United States, any State thereof or the District of Columbia.

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“East Condition” shall mean the occurrence of both (i) written consent by First Republic Bank (the “First Republic Consent”), pursuant to the East Line of Credit, to allow East LLC to provide a Guarantee and to otherwise be a “Guarantor” under this Agreement and (ii) the provision by East LLC of such a Guarantee (in form and substance equivalent to that provided by each other Guarantor).
“East Line of Credit” shall mean that line of credit loan agreement dated as of June 27, 2013, by and between East LLC and First Republic Bank, as amended, restated, supplemented or otherwise modified from time to time pursuant to the terms thereof.
“East LLC” shall mean Evercore Partners Services East L.L.C.
“Economic Subsidiary” shall mean a Consolidated Subsidiary where the Person owning such Consolidated Subsidiary has beneficial ownership of at least 50% of the economic interest in such Consolidated Subsidiary.
“Eligible Assignee” shall mean any Person that is (a) a Lender, an Affiliate of any Lender or an Approved Fund (any two or more Approved Funds with respect to a particular Lender being treated as a single Eligible Assignee for all purposes hereof), or (b) any commercial bank, insurance company, financial institution, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act); provided that “Eligible Assignee” shall (y) include Affiliated Lenders, subject to the limitations set forth in the provisions of Section 12.4(a)(iv) and (z) exclude any natural person and the Borrower.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” shall mean: (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (i) a failure by the Borrower or any ERISA Affiliate to meet the minimum funding standards within

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the meaning of Section 412 of the Code in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.
“Event of Default” shall have the meaning set forth in Section 10.1.
“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on behalf of the Borrower or any Guarantor hereunder or under any Term Note, (i) any Tax imposed on or measured by net income or net profits, any franchise Taxes, and branch profits taxes, in each case imposed pursuant to the laws of the jurisdiction (or any subdivision thereof or therein) in which it is organized or in which it has its principal office or applicable lending office, or with which it otherwise has or had a connection (other than a connection resulting solely from having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document), (ii) any United States federal withholding Tax imposed under FATCA, (iii) any United States federal withholding tax imposed under the law applicable as of the date the Lender becomes a party hereto (other than pursuant to an assignment request by the Borrower under Section 2.14) or designates a new lending office (other than a change of lending office pursuant to Section 2.13), except in each case to the extent that its assignor was entitled, at the time of such assignment, or such Lender was entitled, immediately before it changed its lending office, to receive additional or indemnified amounts from the Borrower or Guarantor with respect to such Tax pursuant to Section 4.4(a), and (iv) any Tax that is attributable to the Administrative Agent’s, a Lender’s or other recipient’s failure, inability or ineligibility at any time during which it is a party to this Agreement to deliver the IRS forms described in Section 4.4(b) (and the Non-Bank Certificate, as applicable), except to the extent that such failure, inability or ineligibility is due to a Change in Tax Law occurring after the date on which it became a party to this Agreement.
“FATCA” shall mean Sections 1471 through 1474 of the Code (including, for the avoidance of doubt, any agreements entered into pursuant to Section 1471(b)(1) of the Code) as of the date of this Agreement or any amended or successor version that is substantially comparable, any current or future Treasury Regulations or official interpretations thereof (provided, that any such future regulations or interpretations are substantially comparable to the current regulations or interpretations as of the date of this Agreement) and any intergovernmental agreements between the United States and another country that modify the provisions of the foregoing (and any legislation, regulations or other official guidance adopted by a Governmental Authority pursuant to, or in respect of, such intergovernmental agreements).
“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

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“Fee Letter” shall mean the Fee Letter dated as of November 2, 2015 by and among the Borrower and the Administrative Agent.
“Fees” shall mean all amounts payable pursuant to or referred to in Section 3.1.
“Financial Covenants” shall mean each of the covenants set forth in Section 8.13(a)(i)-(iv).
“First Republic Consent” shall have the meaning set forth in the definition of “East Condition”.
“Foreign Lender” shall have the meaning set forth in Section 4.4(b).
“FRB” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Funded Debt” shall mean, with respect to any Person, all Indebtedness of such Person for borrowed money that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and shall in any event include all Indebtedness in respect of the Term Loan.
“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time, consistently applied (except to the extent any such inconsistent application of GAAP has been approved by such accountants or Authorized Officer, as the case may be, and disclosed in reasonable detail therein).
“Governmental Approval” shall mean any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Governmental Permit” shall mean all permits, approvals, licenses, and authorizations now or hereafter issued by any Governmental Authorities for or in connection with the conduct of the Borrower’s business or the ownership or use by the Borrower of any of its assets.
“Governmental Requirement” shall mean all existing and future laws, ordinances, rules, regulations, orders, and requirements of all Governmental Authorities applicable to the Borrower or any of the Borrower’s other assets.

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“Guarantee” shall have the meaning set forth in Section 9.2.
“Guarantee Obligation” shall mean, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include (w) endorsements of instruments for deposit or collection in the ordinary course of business, (x) customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or Capital Stock permitted under this Agreement, (y) product warranties given in the ordinary course of business or (z) ordinary course performance guarantees by the Borrower or any Guarantors of the obligations (other than for the payment of Indebtedness) of the Borrower or any Guarantors. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith; provided that, in the case of any Guarantee Obligations where the recourse to such Person for such Indebtedness is limited to the assets subject to the Lien granted to secure such Indebtedness, then the amount of any Guarantee Obligation of any guaranteeing person shall be the lesser of (A) the amount of the Indebtedness secured by such Lien and (B) the value of the assets subject to such Lien.
“Guaranteed Obligations” shall have the meaning set forth in Section 9.1.
“Guarantors” shall mean, collectively, Evercore LP and, upon satisfaction of the first prong of the East Condition, East LLC. Delivery by East to the Administrative Agent of (i) the First Republic Consent and (ii) a signature page to this Agreement shall be conclusive evidence of the satisfaction of the East Condition and shall bind East as a Guarantor hereunder.
“Incur” shall mean issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided that (i) any Indebtedness or Capital Stock of any of the Borrower or any Guarantor existing on the Closing Date (after giving effect to the Transaction) shall be deemed to be

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Incurred by the Borrower or any Guarantor, as the case may be, on the Closing Date and (ii) any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Guarantor (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Guarantor at the time it becomes a Guarantor. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.
“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) solely for the purposes of the determining whether there has been a cross-default, net obligations of such Person in respect of hedging agreements, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided, that “Indebtedness” shall not include trade and other accounts payable arising and compensation expenses accrued in the ordinary course of business; it being understood and agreed that any accrued liability under the Borrower’s Tax Receivables Agreement shall not constitute Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Person” shall have the meaning set forth in Section 12.1.
“Indemnified Taxes” shall mean Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document.
“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.
“Insolvent” shall mean pertaining to a condition of Insolvency.
“intangible assets” shall mean the total book value of all assets of the Borrower and its subsidiaries (including goodwill) properly classified as intangible assets on the Borrower’s balance sheet in accordance with GAAP.

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“Interest Determination Date” shall mean, with respect to any LIBOR Loan, the second Business Day prior to the commencement of any Interest Period relating to such LIBOR Loan, as the case may be.
“Interest Payment Date” shall mean, (a) as to any LIBOR Loan, the last day of each Interest Period applicable to such LIBOR Loan and the Maturity Date; provided, however, that if any Interest Period for a LIBOR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
“Interest Period” shall have the meaning set forth in Section 2.9.
“Investments” shall have the meaning set forth in Section 8.3. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment and net of actual cash dividends or other payments received by the Person making such Investment on account of such Investment.
“IRS” shall mean the U.S. Internal Revenue Service.
“Laws” shall mean, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender” shall mean each financial institution listed on Schedule I, and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.
“Leverage Ratio” shall mean, as of the last day of each fiscal quarter of the Borrower, the ratio of (i) Funded Debt of the Borrower and its Consolidated Subsidiaries as of such date to (ii) Consolidated Adjusted EBITDA of the Borrower and its Consolidated Subsidiaries for the period of four consecutive fiscal quarters then ended.
“LIBOR Loan” shall mean the Term Loan designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.
“LIBOR Rate” shall mean (a) the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the Reuters Screen LIBOR01 for deposits in Dollars (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rates) for a period equal to such Interest Period; provided that to the extent that an interest rate is not ascertainable pursuant to the

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foregoing provisions of this definition, the “LIBOR Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period, divided by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).
“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security interest or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing), provided that in no event shall an operating lease be deemed to constitute a Lien.
“Lines of Credit” means, collectively, (x) the East Line of Credit and (y) the BBVA Line of Credit.
“Liquid Investments” means, as of any date of determination, (i) cash, (ii) Cash Equivalents, (iii) municipal bonds having a rating of at least “A” / “A2” or its equivalent and (iv) Investments that can be converted into cash within 30 days (as evidenced by (i) such Investment being listed on a national exchange or (ii) regularly traded in other recognized markets and subject to price quotes from an approved pricing service); provided that Liquid Investments shall not include Investments that are subject to restrictions on the Consolidated Subsidiaries’ distributing the proceeds thereof to the Borrower or a Guarantor and shall not include assets pledged pursuant to reverse repurchase agreement transactions.
“Loan Documents” shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Term Note and the Fee Letter, as each may be amended, supplemented or otherwise modified pursuant to its terms.
“Loan Parties” shall mean the Borrower and the Guarantors.
“Loan Party Insolvency” shall have the meaning set forth in Section 12.4(iv)(H).
“Loan Party Plan of Reorganization” shall have the meaning set forth in Section 12.4(iv)(H).
“Mandatory Prepayment Date” shall have the meaning set forth in Section 4.2(e).
“Margin Stock” shall have the meaning set forth in Regulation U of the FRB.
“Material Adverse Effect” shall mean (A) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties or financial condition of the

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Borrower and its Subsidiaries, taken as a whole; (B) a material impairment of the rights and remedies of the Lender under any Loan Documents, or of the ability of the Borrower and the Guarantors, taken as a whole, to perform their payment obligations under any Loan Documents; or (C) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any Loan Documents to which it is a party.
“Maturity Date” shall mean the date occurring on the fifth anniversary of the Closing Date.
“Maximum Rate” shall have the meaning set forth in Section 12.18.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mizuho” shall mean Mizuho Bank, Ltd., in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.
“Multiemployer Plan” shall mean any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“NAIC” shall mean the National Association of Insurance Commissioners.
“Net Cash Proceeds” shall mean in connection with any Asset Sale, any Recovery Event or any other sale of assets, the proceeds thereof actually received in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, advisory, brokerage or placement fees, arranger fees, underwriting fees and other bona fide fees, costs and expenses actually incurred in connection therewith, (ii) amounts (including the principal amount, any premium, penalty or interest) required to be applied (or to establish an escrow for the future repayment thereof) to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event or any other sale of assets, (iii) taxes paid and the Borrower’s reasonable and good faith estimate of income, franchise, sales, and other applicable taxes required to be paid by Borrower or any Guarantor in connection with such Asset Sale or Recovery Event or any other sale of assets, (iv) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to the seller’s indemnities and representations and warranties to the purchaser in respect of such Asset Sale or any other sale of assets owing by the Borrower or any Guarantor in connection therewith and which are reasonably expected to be required to be paid; provided that to the extent such indemnification payments are not made and are no longer reserved for, such reserve amount shall constitute Net Cash Proceeds, (v) cash escrows to the Borrower or any Guarantor from the sale price for such Asset Sale or other sale of assets; provided that any cash released from such escrow shall constitute Net Cash Proceeds upon such release, (vi) in the case of a Recovery Event, costs of preparing assets for transfer upon a taking or condemnation and (vii) other customary fees and expenses actually incurred in connection therewith.

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“New York UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.
“Non‑Bank Certificate” shall have the meaning set forth in Section 4.4(b).
“Non‑Restricted Persons” shall have the meaning set forth in Section 12.4(iii)(A).
“Notice of Borrowing” shall have the meaning set forth in Section 2.3(a).
“Notice of Conversion/Continuation” shall have the meaning set forth in Section 2.7.
“Notice Office” shall mean the office of the Administrative Agent located at 1800 Plaza Ten, Harborside Financial Center, Jersey City, NJ 07311, Attn.: Sean McLaughlin / Pamela Chen, with a copy to 1251 Avenue of the Americas, New York, NY 10020, Attn.: Andre Liu, or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
“Obligations” shall mean the unpaid principal of and interest on (including interest accruing after the maturity of the Term Loan and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any Guarantor, whether or not a claim for post‑filing or post‑petition interest is allowed in such proceeding) the Term Loan, and all other obligations and liabilities of the Borrower or any other Loan Party (including with respect to guarantees) to the Administrative Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other Loan Document, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower or any Guarantor pursuant to any Loan Document), guarantee obligations or otherwise.
“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.
“Organizational Document” shall mean (i) relative to each Person that is a corporation, its charter and its by‑laws (or similar documents), (ii) relative to each Person that is a limited liability company, its certificate of formation and its operating agreement (or similar documents), (iii) relative to each Person that is a limited partnership, its certificate of formation and its limited partnership agreement (or similar documents), (iv) relative to each Person that is a general partnership, its partnership agreement (or similar document) and (v) relative to any Person that is any other type of entity, such documents as shall be comparable to the foregoing.
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible recording, filing or similar Taxes (excluding, for the avoidance of doubt, any Excluded Taxes) that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed on a Lender or Agent by a jurisdiction with which it has or had a connection (other than a connection resulting solely from the Loan Documents) with respect to an assignment, other than an assignment made pursuant to Section 2.14.

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“Participant” shall have the meaning set forth in Section 12.4(b).
“Participant Register” shall have the meaning set forth in Section 12.4(b).
“Patriot Act” shall mean the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109‑177 (signed into law March 9, 2009) (as amended from time to time).
“Payment Office” shall mean the office of the Administrative Agent located at 1800 Plaza Ten, Harborside Financial Center, Jersey City, NJ 07311, Attn.: Sean McLaughlin / Pamela Chen, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.
“Prepayment Fees” shall have the meaning set forth in Section 4.1(b).
“Prime Lending Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.
“Public Filings” shall mean the Borrower’s two most recent Annual Report on Form 10-K of the Borrower and any Quarterly Report on Form 10-Q of the Borrower and any Current Report on Form 8-K of the Borrower filed with the SEC subsequent to the date of the Borrower’s most recent Annual Report on Form 10-K prior to the date hereof.
“Recovery Event” shall mean any settlement of or payment in excess of an amount equal to $1,000,000 in respect of any property or casualty insurance relating to any asset of Borrower or any Guarantor.
“Refund” shall have the meaning set forth in Section 4.4(e).
“Register” shall have the meaning set forth in Section 12.15.
“Regulation D” shall mean Regulation D of the FRB.
“Replaced Lender” shall have the meaning set forth in Section 2.13.

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“Replacement Lender” shall have the meaning set forth in Section 2.13.
“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA with respect to a Pension Plan, other than those events as to which the thirty day notice period is waived by regulation.
“Required Lenders” shall mean, at any time, Lenders holding at least a majority of the sum of the outstanding Term Loan.
“Requirement of Law” shall mean, with respect to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Restricted Payments” shall have the meaning set forth in Section 8.6.
“Sale Leaseback Transaction” shall mean any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions a Loan Party sells substantially all of its right, title and interest in any property and, in connection therewith, a Loan Party acquires, leases or licenses back the right to use all or a material portion of such property.
“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.
“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw‑Hill, Inc.
“SEC” shall mean the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Share Repurchase” shall have the meaning set forth in the recitals hereto.
“Significant Event of Default” shall mean an Event of Default under Section 10.1(a) or (e).
“Significant Subsidiary” shall mean a Subsidiary whose assets constitute at least 5% of the GAAP assets or 5% of the GAAP expense of the Borrower on a Consolidated basis.
“Solvent” shall mean, with respect to any Person and its Subsidiaries on a consolidated basis, that as of any date of determination, (i) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of the such Person and its Subsidiaries, on a consolidated basis; (ii) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries, on a consolidated basis, on their debts and liabilities as they become

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absolute and matured; (iii) such Person and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which such Person’s and its Subsidiaries’ assets, on a consolidated basis, would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged; and (iv) such Person and its Subsidiaries do not intend to, and do not believe that they will, incur debts or liabilities, on a consolidated basis, beyond their ability to pay such debts and liabilities as they mature. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Subordinated Indebtedness” shall mean any Indebtedness of the Borrower or any Guarantor which is by its terms unsecured and subordinated in right of payment to the Obligations (including, in the case of a Guarantor, Obligations of such Guarantor under its Guarantee).
“Subsidiary” shall mean, with respect to any Person, (a) a corporation, limited liability company or other similar business entity of which shares of stock or other equity interests having ordinary voting power (other than stock or other equity interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such corporation or entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person or (b) any partnership of which such Person and/or one or more Subsidiaries of such Person has, directly or indirectly, more than 50% of the interest in profits and losses. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Target Net Worth Amount” means an amount equal to the Consolidated Tangible Net Worth as of September 30, 2015 plus an amount equal to 10% of consolidated after tax net earnings (but not losses) for each fiscal quarter ended after September 30, 2015.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings (including backup withholding) or other charges in the nature of taxation now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein and all interest, penalties or similar liabilities with respect to such taxes, levies, imposts, duties, fees, assessments or other charges.
“Term Loan” shall mean any loan made or maintained by any Lender pursuant to this Agreement.
“Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Term Loan Commitment” as terminated pursuant to Sections 3.2 and/or 10. The aggregate amount of the Term Loan Commitments as of the Closing Date is $120,000,000.
“Term Note” shall have the meaning set forth in Section 2.6(a).

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“Termination Date” the first date on which each of the following conditions are satisfied:
(a)    the full cash payment of the Obligations under the Loan Documents (other than unasserted contingent indemnification obligations); and
(b)    the termination or expiration of all Term Loan Commitments.
“Threshold Amount” means $5,000,000.
“Total Debt” shall mean, as of any date of determination, the total amount of Indebtedness of the Borrower and its Consolidated Subsidiaries outstanding on such date determined in accordance with GAAP, including in any event any Indebtedness or Guarantees by Borrower or a Guarantor and any outstanding amounts under the Lines of Credit and excluding: (i) any Indebtedness and any Guarantees of Borrower or any Guarantor, owed to any direct or indirect Subsidiary of the Borrower, that is subordinated to the Borrower’s and Guarantor’s obligations under the Term Loan, (ii) any intercompany Indebtedness, and any Guarantees of such intercompany Indebtedness, that is in the nature of a payable in the ordinary course of business (and not obligations of the type set forth in clause (a) or (b) of the definition of Indebtedness, or Guarantees of such obligations), (iii) any Indebtedness in respect of repurchase agreements, undrawn letters of credit and hedge agreements to the extent otherwise permitted hereunder, (iv) intercompany debt among Borrower and the Guarantors and (v) other Indebtedness as set forth in clauses (c), (d), (i) (but only, with respect to letters of credit, to the extent undrawn) and (j) of the definition thereof.
“Total Term Loan Commitment” shall mean, at any time, the sum of the Term Loan Commitments of each of the Lenders at such time.
“Transaction” shall mean, collectively, (i) the consummation of the Share Repurchase, (ii) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, the incurrence of Term Loan on the Closing Date and the use of proceeds thereof, and (iii) the payment of all fees, costs and expenses in connection with the foregoing (such fees, costs and expenses being, the “Transaction Costs”).
“Transaction Costs” has the meaning set forth in the definition of Transaction.
“Treasury Regulations” means the United States federal income tax regulations promulgated under the Code.
“Type” shall mean the type of Term Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a LIBOR Loan.
“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.
“Unencumbered Liquid Assets Ratio” means, as of any date of determination, the ratio of (i) the aggregate amount of unencumbered Liquid Investments to (ii) the aggregate amount outstanding as of such date under the Term Loan and all other Total Debt of the Borrower and the Consolidated Subsidiaries that is pari-passu with, or senior (including structurally senior) to

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the Term Loan, excluding for this purpose any Indebtedness in respect of repurchase agreements and any outstanding amounts under the Lines of Credit.
“United States” and “U.S.” shall each mean the United States of America.
1.2    Other Interpretive Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.1 shall have the respective meanings given to them under GAAP (but subject to the terms of Section 12.7), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (iv) the word “will” shall be construed to have the same meaning and effect as the word “shall,” and (v) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s successors and assigns and (B) to the Borrower, the Borrower or any other Loan Party shall be construed to include the Borrower, the Borrower or such Loan Party as debtor and debtor‑in‑possession and any receiver or trustee for the Borrower, the Borrower or any other Loan Party, as the case may be, in any insolvency or liquidation proceeding.
(c)    The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(e)    Notwithstanding anything herein or any other Loan Document to the contrary, whenever any document, agreement or other item is required by any Loan Document to be delivered on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day.
(f)    Any reference herein and in the other Loan Documents to the “payment in full” of the Obligations and words of similar import shall mean the payment in full of the Obligations, other than unasserted contingent indemnification obligations and unasserted expense reimbursement obligations.
SECTION 2. AMOUNT AND TERMS OF CREDIT.
2.1    The Term Loan Commitment. Subject to and upon the terms and conditions set forth herein, each Lender with a Term Loan Commitment agrees to make a term loan (the “Term Loan”) to the Borrower, which Term Loan (i) shall be incurred pursuant to a single drawing on

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the Closing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, a Base Rate Loan or a LIBOR Loan, provided that except as otherwise specifically provided in Section 2.11(b), the Term Loan shall at all times be of a single Type, and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the Term Loan Commitment of such Lender on the Closing Date. Once repaid, the Term Loan incurred hereunder may not be reborrowed.
2.2    [RESERVED].
2.3    Notice of Borrowing. (a) The Borrower shall give the Administrative Agent at least three Business Days prior to the Closing Date (or such shorter period as the Administrative Agent may reasonably agree) notice of the Term Loan to be incurred hereunder. Such notice (the “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit C, appropriately completed to specify: (i) the aggregate principal amount of the Term Loan to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be the Closing Date), (iii) the Consolidated Leverage Ratio as of September 30, 2015 for purposes of determining the initial Applicable Margin and (iv) whether the Term Loan being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loan or, to the extent permitted hereunder, LIBOR Loan and, if LIBOR Loan, the initial Interest Period to be applicable thereto.
2.4    Repayment of the Term Loan. The Borrower shall repay to the Lenders the aggregate principal amount of all Term Loans outstanding on the following dates in the respective amounts (expressed as a percentage of the aggregate principal amount of the Term Loan incurred on the Closing Date) set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 4.1 and 4.2):

Date	Percentage
Second anniversary of the Closing Date	10%
Third anniversary of the Closing Date	20%
Fourth anniversary of the Closing Date	30%
Fifth anniversary of the Closing Date	40%
provided, however, that the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.
2.5    Disbursement of Funds. No later than 11:00 A.M. (New York City time) on the Closing Date, each Lender with a Term Loan Commitment will make available such Borrowing

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requested to be made on such date. Such amount will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will make available to the Borrower at the Payment Office, or to such other account as the Borrower may specify in writing prior to the Closing Date.
2.6    Term Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, the Term Loan made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 12.15 and shall, if requested by such Lender, also be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit D, with blanks appropriately completed in conformity herewith (each, a “Term Note” and, collectively, the “Term Notes”).
(b)    Each Lender will note on its internal records the amount of the Term Loan made by it and each payment in respect thereof and prior to any transfer of any of its Term Notes with respect to the Term Loan will endorse on the reverse side thereof the outstanding principal amount of the Term Loan evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Term Loan.
(c)    Notwithstanding anything to the contrary contained above in this Section 2.6 or elsewhere in this Agreement, Term Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Term Notes. No failure of any Lender to request or obtain a Term Note evidencing its Term Loan to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Term Loan (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the guarantees therefore provided pursuant to the various Loan Documents. Any Lender which does not have a Term Note evidencing its outstanding Term Loan shall in no event be required to make the notations otherwise described in preceding clause (b). At any time when any Lender requests the delivery of a Term Note to evidence its Term Loan, the Borrower shall promptly execute and deliver to the respective Lender the requested Term Note in the appropriate amount or amounts to evidence such Term Loan.
2.7    Conversions . The Borrower shall have the option to convert, on any Business Day, all of the outstanding principal amount of the Term Loan made pursuant to the Borrowing of a Type of the Term Loan into a Borrowing of another Type of Term Loan, provided that, (i) except as otherwise provided in Section 2.10(b) or unless the Borrower complies with the provisions of Section 2.11, a LIBOR Loan may be converted into a Base Rate Loan only on the last day of the applicable Interest Period, (ii) unless the Required Lenders otherwise agree, a Base Rate Loan may only be converted into a LIBOR Loan if no Default or Event of Default is in existence on the date of the conversion. Each such conversion shall be effected by the Borrower giving the Administrative Agent at the Notice Office prior to 11:00 A.M. (New York City time) at least (x) in the case of conversions of Base Rate Loans into LIBOR Loans, three Business Days’ prior notice and (y) in the case of conversions of LIBOR Loans into Base Rate Loans, one Business Day’s prior notice (each, a “Notice of Conversion/Continuation”), in each case in the form of Exhibit E, appropriately completed to specify, if to be converted into LIBOR

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Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting the Term Loan.
2.8    Interest. (a) Subject to the provisions of Section 2.8(b), (i) each LIBOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBOR Rate for such Interest Period plus the Applicable Margin and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.
(b)    (i)     If any amount of principal of any Term Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)    Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses 2.8(b)(i) and (b)(ii) above), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws, provided that such Default Rate shall only be payable to the extent that the Required Lenders would pursuant to applicable Laws, as interpreted and applied by the Required Lenders, incur increased costs or a reduction in the amounts received hereunder as a result of the occurrence and continuation of such Event of Default.
(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Term Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.9    Interest Periods. At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, a LIBOR Loan (in the case of the initial Interest Period applicable thereto) or prior to 11:00 A.M. (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to such LIBOR Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such LIBOR Loan,

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which Interest Period shall, at the option of the Borrower, be a one, two, three or six month period, provided that (in each case):
(a)    the initial Interest Period for a LIBOR Loan shall commence on the date of Borrowing of such LIBOR Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;
(b)    if any Interest Period for a LIBOR Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;
(c)    if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;
(d)    unless the Required Lenders otherwise agree, no Interest Period may be selected at any time when a Default or an Event of Default is then in existence; and
(e)    no Interest Period shall be selected which extends beyond the Maturity Date of the Term Loan.
If by 11:00 A.M. (New York City time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of a LIBOR Loan, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such LIBOR Loan as provided above, the Borrower shall be deemed to have elected to continue such LIBOR Loan as LIBOR Loan with an Interest Period of one month effective as of the expiration date of such current Interest Period.
2.10    Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (A) below, may be made only by the Administrative Agent):
(A)    on any Interest Determination Date the Administrative Agent shall have determined (which determination shall, absent manifest error, be final and conclusive) that, by reason of any changes in any Requirement of Law arising after the date of this Agreement affecting the London interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate; or
(B)    at any time, a Lender shall incur increased costs, Taxes (other than Excluded Taxes and Indemnified Taxes which are otherwise provided for in Section 4.4) or reductions in the amounts received or receivable hereunder with respect to a LIBOR Loan because of (x) any change since the date of this Agreement in any applicable law or

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governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBOR Rate and/or (y) other circumstances arising since the date of this Agreement affecting such Lender, the London interbank market or the position of such Lenders in such market (including that the LIBOR Rate with respect to such LIBOR Loan does not adequately and fairly reflect the cost to such Lender of funding such LIBOR Loan); or
(C)    at any time, that the making or continuance of a LIBOR Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the London interbank market;
then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (A) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (A) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (A) above, the LIBOR Loan shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to a LIBOR Loan which has not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (B) above, the Borrower agrees to pay to such Lender, upon such Lender's written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender shall determine after consultation with the Borrower) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (C) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.
(b)    At any time that a LIBOR Loan is affected by the circumstances described in Section 2.10(a)(C), the Borrower shall either (x) if the affected LIBOR Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(C) or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such LIBOR Loan into a Base Rate Loan, provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

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(c)    If any Lender determines that after the date of this Agreement the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Term Loan Commitment hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts, will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon the subsequent receipt of such notice.
(d)    Notwithstanding anything in this Agreement to the contrary, (x) the Dodd‑Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (y) all requests rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a change after the date of this Agreement in a requirement of law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 2.10).
(e)    For the avoidance of doubt, this Section 2.10 shall not apply to any Excluded Taxes, or to any Indemnified Taxes, which are otherwise provided for in Section 4.4.
2.11    Compensation. (a) The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all actual losses, reasonable and documented out‑of‑pocket expenses and liabilities (including, without limitation, any actual loss, reasonable and documented out‑of‑pocket expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund a LIBOR Loan but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, a LIBOR Loan does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 4.1, Section 4.2 or as a result of an acceleration of the Term

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Loan pursuant to Section 10) or conversion of a LIBOR Loan occurs on a date which is not the last day of an Interest Period with respect thereto (other than as a result of any required conversion pursuant to Section 2.10(b)); (iii) if any prepayment of a LIBOR Loan is not made on any date specified in a notice of prepayment given by the Borrower (including if any such notice is revoked by the Borrower as provided in Section 4.1); or (iv) as a consequence of (x) any other default by the Borrower to repay a LIBOR Loan when required by the terms of this Agreement or any Term Note held by such Lender or (y) any election made pursuant to Section 2.10(b).
(b)    With respect to any Lender’s claim for compensation under Section 2.10 or 2.11, the Borrower shall not be required to compensate such Lender for any amount incurred more than 180 days prior to the date that such Lender or the Administrative Agent notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180‑day period referred to above shall be extended to include the period of retroactive effect thereof.
(c)    The Borrower shall make such compensation under Section 2.10 or 2.11 within 30 days after receipt of written request therefor.
2.12    Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(B) or (C), Section 2.10(c) or Section 4.4 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for the Term Loan, provided that such designation is made on such terms that such Lender and its lending office suffer no legal, regulatory or unreimbursed economic disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10 and 4.4.
2.13    Replacement of Lenders. (x) upon the occurrence of any event giving rise to the operation of Section 2.10(a)(B) or (C), Section 2.10(c) or Section 4.4 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders or (y) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as (and to the extent) provided in Section 12.12(a), the Borrower shall have the right, in accordance with Section 12.4, if no Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Assignees, (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent (to the extent the Administrative Agent’s consent would be required under Section 12.4); provided that:
(i)    at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumptions pursuant to Section 12.4 (and with all fees payable pursuant to said Section 12.4 to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among the Borrower, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall acquire all of the Term Loan Commitments and outstanding Term Loan of the Replaced Lender and, in connection therewith, shall pay to

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the Replaced Lender in respect thereof an amount equal to an amount equal to the principal of, and all accrued interest on, all outstanding Term Loan of the respective Replaced Lender; and
(ii)    all obligations of the Borrower then owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.11) shall be paid in full to such Replaced Lender concurrently with such replacement.
Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and is authorized (which authorization is coupled with an interest) to execute an Assignment and Assumption on behalf of such Replaced Lender, and any such Assignment and Assumption so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 12.4. Upon the execution of the respective Assignment and Assumption, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 12.15, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 4.4, 11.6, 12.1 and 12.6), which shall survive as to such Replaced Lender.
SECTION 3. FEES; REDUCTIONS OF COMMITMENTS
3.1    Fees. The Borrower agrees to pay to the Administrative Agent such fees in the amounts and at the times specified as may be agreed to in writing from time to time by the Borrower or any of its Subsidiaries and the Administrative Agent (including, without limitation, all amounts owing under the Fee Letter).
3.2    Mandatory Reduction of Term Loan Commitments. The Total Term Loan Commitment shall terminate in its entirety on the Closing Date (after giving effect to the Incurrence by the Borrower of the Term Loan on such date).
SECTION 4. PREPAYMENTS; PAYMENTS; TAXES
4.1    Voluntary Prepayments. (a) The Borrower may at any time and from time to time prepay the Term Loan, in whole or in part, in each case, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than Noon (New York City time) three Business Days prior thereto, in the case of a LIBOR Loan, and no later than Noon (New York City time) on the date of such payment, in the case of a Base Rate Loan, which notice shall specify the date and amount of prepayment, identify whether the prepayment is of a LIBOR Loan or a Base Rate Loan; provided, that if a LIBOR Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, such Borrower shall also pay any amounts owing pursuant to Section 2.11; provided further that a notice of voluntary prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other

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identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied; provided, that, upon any such revocation, the Borrower shall compensate each Lender for actual losses, reasonable and documented out of pocket expenses and liabilities to the extent required by Section 2.11. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein (unless the notice is revoked, as provided above), together with accrued interest to such date on the amount prepaid. Prepayments shall be accompanied by accrued interest. Partial prepayments of the Term Loan shall be in an aggregate principal amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.
(b)    All voluntary prepayments of the Term Loan in accordance with this Section 4.1 shall be applied to the remaining amortization payments of the Term Loan in direct order of maturity.
4.2    Mandatory Repayments. (a) If any Indebtedness shall be incurred by the Borrower or any of its Subsidiaries (other than any Indebtedness permitted to be incurred in accordance with Section 8.2), not later than two Business Days after the incurrence of such Indebtedness, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied toward the prepayment of the Term Loan as set forth in this Section 4.2.
(b)    If on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or any Recovery Event, then an amount equal to 65% of such Net Cash Proceeds shall be applied within two Business Days of such date to prepay the outstanding Term Loan in accordance with this Section 4.2; provided, that the Borrower shall have the option, directly or through one or more of its Consolidated Subsidiaries, to reinvest such Net Cash Proceeds within one year of receipt (or, if contracted to be so used within such one year period, are so used within 18 months of receipt) thereof in assets useful in the business of the Borrower and their Consolidated Subsidiaries (including, for avoidance of doubt, any acquisitions of entities or assets, capital expenditures, Investments permitted under Section 8.3 or any signing, retention or other payments to anticipated affiliates or employees but excluding any such payments made by virtue of a repurchase of Capital Stock or dividend on Capital Stock); provided, further, that all such Net Cash Proceeds not so reinvested within such period must be applied in accordance with this Section 4.2(b) without giving effect to the proviso herein.
(c)    Amounts to be applied in connection with prepayments made pursuant to this Section 4.2 shall be applied without premium or penalty to the remaining scheduled installments of the Term Loan in direct order of maturity.
(d)    The Borrower shall deliver to the Administrative Agent (who will notify each Lender) notice of each prepayment required under this Section 4.2 not less than three Business Days prior to the date such prepayment is required to be made (each such date, a “Mandatory Prepayment Date”). Such notice shall set forth (i) the Mandatory Prepayment Date, (ii) the principal amount of the Term Loan (or portion thereof) to be prepaid and (iii) the Type of the Term Loan being prepaid. The Administrative Agent will promptly notify each

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Lender being prepaid of the contents of the Borrower’s repayment notice and of such Lender’s pro rata share subject to such repayment.
4.3    Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement and under any Term Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 1:00 P.M. (New York City time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Whenever any payment to be made hereunder or under any Term Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.
4.4    Net Payments. (a) All payments by or on account of any obligation of the Borrower or any Guarantor will be made free and clear of, and without deduction or withholding for, any Taxes with respect to such payments, unless required by applicable law. If any Taxes are required to be withheld or deducted, the Borrower or Guarantor, if applicable, agrees to pay the full amount of such Taxes to the relevant Governmental Authority and, if such Tax is an Indemnified Tax, such additional amounts to the recipient as may be necessary so that every payment of all amounts due under this Agreement or under any Loan Document will not be less than the amount provided for herein or in such Loan Document after withholding or deduction for or on account of such Indemnified Taxes (including such deductions and withholdings applicable to additional sums payable under this Section 4.4(a)). As soon as practicable after any payment of Taxes, but in no event later than 45 days after the date of the payment of any Taxes, the relevant Borrower or Guarantor will furnish to the Administrative Agent certified copies of the receipt issued by the relevant Governmental Authority evidencing such payment by such Borrower or Guarantor, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. The relevant Borrower or Guarantor agrees to indemnify and hold harmless the Administrative Agent and each Lender, and to reimburse such Person for the full amount of any Indemnified Taxes so levied or imposed (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.4(a)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed by the relevant Governmental Authority and paid by such Person, within 10 days after written demand therefor. A certificate as to the amount of such payment or liability and the reasons therefor in reasonable detail delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The relevant Borrower or Guarantor shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(b)    Without limiting the generality of Section 4.4(c), each Lender and the Administrative Agent that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes, agrees to deliver to the Borrower and the Administrative Agent (or in the case of the Administrative Agent, to the Borrower) on or prior to the date it becomes a party to this Agreement, two accurate, complete and executed originals of Internal Revenue Service Form W‑9 certifying to such Person’s

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entitlement to exemption from United States federal backup withholding, unless such Lender demonstrates that it is treated as an exempt recipient under Treasury Regulation Section 1.6049‑4(c)(1)(ii). Each Lender and the Administrative Agent that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (each, a “Foreign Lender”) agrees to deliver to the Borrower and the Administrative Agent (or in the case of the Administrative Agent, to deliver to the Borrower) on or prior to the date it becomes a party to this Agreement, whichever of the following is applicable:
(i)    two accurate, complete and executed originals of Internal Revenue Service Form W‑8ECI, or any subsequent versions thereof or successors thereto;
(ii)    two accurate, complete and executed originals of Internal Revenue Service Form W‑8BEN or Form W-8BEN-E or any subsequent versions thereof or successors thereto, certifying to such Person’s entitlement as of such date to a complete exemption from, or reduction of, United States withholding tax with respect to payments to be made under this Agreement and under any Term Note;
(iii)    two accurate, complete and executed originals of Internal Revenue Service Form W‑8IMY, or any subsequent versions thereof of successors thereto, and all required supporting documentation; or
(iv)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code: (A) two executed certificates providing that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code; (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code; or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, which certificates shall be substantially in the form of Exhibit F (any such certificate, a “Non‑Bank Certificate”) and (B) two accurate, complete and executed originals of Internal Revenue Service Form W‑8BEN or Form W-8BEN-E (with respect to the portfolio interest exemption) (or any subsequent versions thereof or successors thereto) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Term Note.
In addition, the Administrative Agent and each Lender agrees that from time to time after the Closing Date, when a change in circumstances renders the previous certification inaccurate in any material respect, it will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN or Form W-8BEN-E (with respect to the benefits of any income tax treaty), Form W-8BEN or Form W-8BEN-E (with respect to the portfolio interest exemption) and a Non-Bank Certificate, or Form W-9, as the case may be (or any subsequent versions thereof or successors thereto), in order to confirm or establish its continued entitlement to a complete exemption from United State withholding tax or backup withholding with respect to payments under this Agreement and any Term Note, or it shall promptly notify the Borrower and the Administrative

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Agent (if applicable) of its inability to deliver any such form or certificate pursuant to this Section 4.4 (b).
(c)    If any Lender or the Administrative Agent is entitled to an exemption from or reduction in withholding Tax with respect to payments under this Agreement and any Term Note, then such Lender and the Administrative Agent agree to deliver to the Borrower and the Administrative Agent upon request such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.
(d)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.4(d), FATCA shall include any amendments made to FATCA after the date of this Agreement.
(e)    If the Borrower or a Guarantor pays any additional amount or makes any indemnity payment under this Section 4.4 to a Lender or the Administrative Agent and such Lender or the Administrative Agent determines in its sole discretion exercised in good faith that it has received any refund of Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or any Guarantor (a “Refund”), such Lender or the Administrative Agent shall pay to the Borrower or such Guarantor, as the case may be, such Refund (but only to the extent of indemnity payments made under this Section 4.4 with respect to Indemnified Taxes and Other Taxes giving rise to such Refund) net of all out of pocket expenses (including taxes) in respect of such Refund and without interest; provided, however, that (i) any Taxes, costs, penalties, interest or other charges that are imposed on a Lender or the Administrative Agent as a result of a disallowance or reduction of any Refund with respect to which such Lender or the Administrative Agent has made a payment to the Borrower or the Guarantor pursuant to this Section 4.4(e) (and any interest or penalties imposed thereon) shall be treated as a Tax for which the Borrower or Guarantor, as the case may be, is obligated to indemnify such Lender or the Administrative Agent pursuant to this Section 4.4 without any exclusions or defenses; (ii) nothing in this Section 4.4(e) shall require any Lender or the Administrative Agent to disclose any confidential information to the Borrower or the Guarantor (including, without limitation, its tax returns); (iii) no Lender or the Administrative Agent shall be required to pay any amounts pursuant to this Section 4.4(e) at any time which a Default or Event of Default exists (provided that such amounts shall be credited against amounts otherwise owed under this Agreement by the Borrower or Guarantor); and (iv) notwithstanding anything to the contrary in this Section 4.4(e), in no event will the Lender or Administrative Agent be required to pay any amount to the Borrower or Guarantor the

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payment of which would place the Lender or Administrative Agent in a less favorable net after-tax position than the Lender or Administrative Agent would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.
SECTION 5.     REPRESENTATIONS AND WARRANTIES
Each of the Loan Parties (assuming, with respect to East LLC, that the East Condition is satisfied) represents and warrants to the Administrative Agent and the Lenders as of the Effective Date and the Closing Date that:
5.1    Existence, Qualification and Power.
(a)     Each Loan Party and each Subsidiary is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization except, with respect to Subsidiaries only, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and
(b)    Except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, each Loan Party and each Subsidiary (i) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to own or lease its assets and carry on its business and, with respect to each Loan Party only, execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transaction, and (ii) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license.
5.2    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Loan Party’s Organizational Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, except, in the case of each of clauses (b) and (c), as could not reasonably be expected to have a Material Adverse Effect.
5.3    Governmental Approvals; No Conflicts. No material approval or consent, or other action by, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, except periodic or other filings as may be required by the SEC. No Loan Party (i) is in violation in any material respect of any Governmental Permits or Governmental Requirements (including all hazardous substance laws) to which it is subject or

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(ii) has failed to obtain any Governmental Permits necessary for the ownership of its properties or the conduct of its business.
5.4    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
5.5    Financial Statements; No Material Adverse Effect.
(a)    Subject to the Public Filings, the audited consolidated statement of financial condition of the Borrower and its Subsidiaries as at December 31, 2014 and the related statements of operations and cash flows for the fiscal year ended on such date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Consolidated Subsidiaries as of the date thereof and their results of operations and cash flows for the period covered thereby in accordance with GAAP, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof (other than intercompany Indebtedness).
(b)    Subject to the Public Filings, the unaudited consolidated statement of financial condition of the Borrower and its Subsidiaries dated June 30, 2015, and the related consolidated statements of operations and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations and cash flows for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof (other than intercompany Indebtedness).
(c)    Since the June 30, 2015, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
5.6    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement any other Loan Document, or the consummation of the Transaction or (b) except as disclosed in the Public Filings, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

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5.7    No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
5.8    Taxes. The Borrower and its Subsidiaries have timely filed or caused to be filed all Tax returns and reports required to have been filed and have paid or caused to be paid all Taxes due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
5.9    ERISA Compliance.
Each Pension Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable Federal or state laws except as could not reasonably be expected to result in a Material Adverse Effect. To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of a Pension Plan’s tax-qualified status. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan that has or could reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. . With respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”), required contributions have been made or accrued, and each such Foreign Plan is appropriately funded, except as would not have a Material Adverse Effect.
5.10    Patriot Act; OFAC; Anti-Corruption Laws (a) To the extent applicable, each Loan Party and its Subsidiaries is in compliance, in all material respects, with the Patriot Act.

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(b)    Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer or employee thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or ordinarily resident in a Designated Jurisdiction.
(c)    To the knowledge of the Borrower, the Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
5.11    Use of Proceeds; Margin Regulations; Investment Company Act. (a) The proceeds of the Loans will be used only for the purposes specified in the introductory statement to this Agreement and no part of the proceeds of any Loans will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the FRB.
(b)    None of the Borrower or any Guarantor is an “investment company” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.
5.12    Disclosure. No written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered (or deemed to be delivered) hereunder or under any other Loan Document as of the date hereof and taken as a whole, contains any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
5.13    Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.14    Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have a Material Adverse Effect, each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for

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the operation of their respective businesses, without infringing on the rights of any other Person in any material respect.
5.15    Solvency. As of the Closing Date, the Borrower is, together with its Subsidiaries on a consolidated basis, Solvent.
SECTION 6.     CONDITIONS PRECEDENT
6.1    Conditions to Extension of Credit. The agreement of each Lender to make the extension of credit requested to be made by it under this Agreement on the Closing Date is subject to the satisfaction or waiver in accordance with Section 12.12, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:
(a)    Loan Documents. The Administrative Agent shall have received this Agreement, executed and delivered by the Borrower and each Guarantor.
(b)    Exercise of Warrant. The Administrative Agent shall have received evidence satisfactory to it of the issuance of Class A Common Stock of the Borrower upon exercise of the warrant to purchase shares of Class A Common Stock of the Borrower, dated August 28, 2008.
(c)    Notice of Borrowing. Prior to the Closing Date, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.3(a).
(d)    Legal Opinions. The Administrative Agent shall have received, on behalf of itself and each Lender a written opinion of Simpson Thacher & Bartlett LLP, special counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent (A) dated the Closing Date and (B) addressed to the Administrative Agent and the Lenders .
(e)    Closing Date Material Adverse Effect. There has been no event or condition since September 30, 2015 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.
(f)    No Default. No Default or Event of Default under the Loan Documents has occurred and is continuing, or would result from the drawing by the Borrower of the Term Loan.
(g)    Litigation. The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect.
(h)    Fees. On the Closing Date, the Lenders and the Administrative Agent shall have received (or shall receive substantially simultaneously with the funding of the Loan) all fees required to be paid, and all reasonable out‑of‑pocket expenses required to be paid for which reasonably detailed invoices have been presented (including the reasonable fees and

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expenses of legal counsel to the Administrative Agent) to the Borrower, including without limitation all amounts payable under the Fee Letter.
(i)    Closing Certificates; Organizational Documents; Good Standing Certificates. The Administrative Agent shall have received a certificate of each Loan Party (including East LLC, assuming for this purpose that the East Condition is satisfied as of the Closing Date), dated the Closing Date signed by an Authorized Officer of such Loan Party and attested to by another Authorized Officer of such Loan Party, with the following insertions and attachments: (i) organizational authorizations (e.g., board resolutions or written consents of managing member or general partner), incumbency certifications, the certificate of incorporation or other similar organizational document of each Loan Party and bylaws or other similar organizational document of each Loan Party certified as being in full force and effect on the Closing Date and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization.
(j)    Representations and Warranties. The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects as of the Closing Date (assuming, in the case of East LLC, that the East Condition has been satisfied as of such date) except for such representations and warranties which expressly relate to a given date or period in which case such representation and warranty shall be true and correct in all material respects as of the respective date or period, and the Administrative Agent shall have received a customary officer’s certificate to that effect, duly executed by an Authorized Officer of the Borrower.
(k)    Officer’s Certificate. On the Closing Date, the Administrative Agent shall have received a certificate, in form reasonably acceptable to the Administrative Agent, dated the Closing Date and signed on behalf of the Borrower by an Authorized Officer of the Borrower, certifying on behalf of the Borrower that all of the conditions in clauses  (e), (f), (g) and (j) of this Section 6.1 have been satisfied on such date (other than any certification that any such conditions have been satisfied to the extent subject to the satisfaction of the Administrative Agent or the Lenders).
SECTION 7.     AFFIRMATIVE COVENANTS
The Borrower hereby agrees that, until all Term Loan Commitments have been terminated and the principal of and interest on the Term Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made), shall, and shall cause each of its Subsidiaries to:
7.1    Financial Statements. Furnish to the Administrative Agent (who shall promptly furnish to each Lender):
(a)    as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ended December 31, 2015, a copy of the audited consolidated statement of financial condition of the Borrower and its Subsidiaries as at the end of such year and the related audited consolidated statements of

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operations, comprehensive income, changes in equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year and reported on by an independent certified public accountants of recognized national standing without a “going concern” qualification or exception and without any qualification or exception as to scope of audit; and
(b)    as soon as available, but in any event not later than 45 days after the end of the first three fiscal quarter of the Borrower of each fiscal year, commencing with the fiscal quarter ended March 31, 2016 (i) the unaudited consolidated statement of financial condition of the Borrower and its Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and comprehensive income for such quarter and the related unaudited consolidated statements of operations, comprehensive income, changes in equity and cash flows for the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by an Authorized Officer as fairly stating in all material respects the financial position of the Borrower and its Subsidiaries, in accordance with GAAP for the period covered thereby (subject to normal year end audit adjustments and the absence of footnotes).
All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently (except to the extent any such inconsistent application of GAAP has been approved by such accountants or Authorized Officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.
Documents required to be delivered pursuant to this Section 7.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website; or (ii) on which such documents are posted on the Loan Parties’ behalf on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).
7.2    Certificates; Other Information. Furnish to the Administrative Agent (other than in the case of clause (d) below, who shall promptly furnish to each Lender), or, in the case of clause (c) below, the Administrative Agent or requesting Lender, as the case may be:
(a)    concurrently with the delivery of any financial statements pursuant to Sections 7.1(a) and (b), a Compliance Certificate (i) stating that, to the best of the Authorized Officer’s knowledge, each of the Borrower and the Guarantors during such period has observed or performed all of its covenants and other agreements contained in this Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and such Authorized Officer has obtained no knowledge of any Default or Event of Default except as specified in such Compliance Certificate, (ii) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party, (iii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 4.2, and (iv) setting forth in appropriate detail calculation of compliance with the

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Financial Covenants (excluding, if the East Condition has been satisfied, the Financial Covenant set forth in Section 8.13(a)(iii)).
(b)    promptly following the Administrative Agent’s or any Lender’s request therefor, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti‑money laundering or terrorist financing rules and regulations, including the Patriot Act; and
(c)    as promptly from time to time following the Administrative Agent’s request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request.
7.3    Notices. Upon actual knowledge thereof by an Authorized Officer, promptly give notice to the Administrative Agent (who shall promptly furnish to each Lender) of:
(a)    of the occurrence of any Default;
(b)    of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;
(c)    of the occurrence of any ERISA Event;
(d)    of any material change in accounting policies or financial reporting practices by any Loan Party.
Each notice pursuant to this Section 7.3 shall be accompanied by a statement of an Authorized Officer of the Borrower setting forth details of the occurrence referred to therein and, in the case of clauses (a) through (c), stating what action the relevant Person proposes to take with respect thereto.
7.4    Payment of Obligations.
Pay and discharge as the same shall become due and payable, all its obligations and liabilities (including (i) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets; (ii) all lawful claims and (iii) all Indebtedness (subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness)) and timely file all material tax returns required to be filed, except, in each case, to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect.
7.5    Preservation of Existence; Etc.
(a)  Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.3 or 8.4 in each case (other than the preservation of a Loan Party) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not

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reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
7.6    Maintenance of Property.
(a) Maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except, in the case of each of the foregoing clauses (a) and (b), where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
7.7    Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of such types and in such amounts as are customarily carried under similar circumstances by Persons engaged in similar business or consistent with the Borrower’s past practice.
7.8    Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
7.9    Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in material conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.
7.10    Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and abstracts therefrom, and to discuss its affairs, finances and accounts with its officers, and independent public accountants, all at the expense of the Lenders and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice; provided, further, that, notwithstanding the foregoing, the Borrower will not be required to disclose, permit the inspection, examination or making abstracts of, or discussion of, any document, information or other matter that (i) constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement (except that such information shall be disclosed to the Administrative Agent, and the Administrative Agent shall be allowed to inspect and examine such documents, information or

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other matter to the extent that it shall have executed and delivered a non-disclosure agreement, confidentiality agreement or any other agreement required to enable the Borrower to disclose such information, it being understood that in no event shall the Borrower be required to disclose or otherwise provide any information to the extent that doing so would, notwithstanding the provision of a non-disclosure agreement or other similar agreement by the Administrative Agent, constitute a violation of law or any binding agreement) or (iii) is subject to a valid attorney-client or similar privilege or constitutes valid attorney work product.
7.11    Use of Proceeds. Use the proceeds of the Term Loans only as provided in Section 5.11.
7.12    Compliance with Contracts. Perform and observe all the terms and provisions of each contract to be performed or observed by it, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
SECTION 8.     NEGATIVE COVENANTS
The Borrower hereby agrees that, until all Term Loan Commitments have been terminated and the principal of and interest on the Term Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made) shall not, and shall not permit any of its respective Subsidiaries to, directly or indirectly:
8.1    Liens. Create, Incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible), whether now owned or hereafter acquired, except:
(a)    Liens existing on the date hereof and listed on Schedule 8.1 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed (other than after-acquired property that is affixed or incorporated into the property covered by such Lien and proceeds and products thereof), (ii) the amount secured or benefited thereby is not increased except to the extent permitted by Section 8.02, (iii) the direct or any contingent obligor with respect thereto is not changed and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.02(a);
(b)    Liens on collateral securing the East Line of Credit other than those which have the effect of expanding such collateral to assets other than those of the type (or from the type of account debtors) pledged thereunder as of the Closing Date;
(c)    Liens for taxes or other governmental charges that are (i) for amounts that are past due in an aggregate amount not to exceed $1,000,000, (ii) not overdue by more than thirty (30) days or (iii) being contested in good faith by appropriate proceedings; provided that, in the case of this clause (iii), adequate reserves with respect thereto are maintained on the books of the Borrower or the applicable Subsidiary, as the case may be, in conformity with GAAP;

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(d)    Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(e)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;
(f)    rights of setoff, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;
(g)    Liens arising from precautionary Uniform Commercial Code financing statements or any similar filings made in respect of operating leases;
(h)    Liens arising in connection with property or assets subject to a purchase agreement;
(i)    Liens arising in connection with a repurchase transaction or the BBVA Line of Credit;
(j)    Liens on deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and
(k)    other Liens in an amount not to exceed $5 million; provided, that after providing such other Liens, the Borrower is in compliance with the covenants set forth in Section 8.13 as determined on a pro forma basis.
8.2    Indebtedness. Incur any Indebtedness, except:
(a)    Indebtedness outstanding on the Closing Date and listed on Schedule 8.2 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased, at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; provided, further, that if such Indebtedness is not secured as of the Closing Date, it will not subsequently become secured;
(b)    Indebtedness pursuant to any Loan Document;

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(c)    Indebtedness consisting of (i) Subordinated Indebtedness, or (ii) intercompany Indebtedness to the Borrower or a Guarantor or (iii) Indebtedness between other Subsidiaries none of which are Loan Parties;
(d)    Indebtedness in respect of the East Line of Credit in an aggregate principal amount not to exceed $30,000,000, unless either (i) the East Condition is satisfied or (ii) Section 8.13(a)(iii) (if applicable) is satisfied; provided that, the total facility size under the East Line of Credit shall not at any time exceed $75,000,000;
(e)    Indebtedness consisting of Guarantee Obligations by the Borrower or any Guarantor of Indebtedness otherwise permitted hereunder of the Borrower or any Guarantor;
(f)    Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance or similar obligations, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;
(g)    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, import and export custom and duty guarantees and similar obligations, or obligations in respect of letters of credit or bank acceptances or similar instruments related thereto, in each case provided in the ordinary course of business;
(h)    Indebtedness of the Borrower and the Guarantors consisting of obligations under deferred compensation, purchase price, earn outs or other similar arrangements incurred by such Person in connection with (i) the Transaction or (ii) any other Investments permitted hereunder or (iii) in the ordinary course of business;
(i)    Indebtedness assumed or incurred in connection with Investments permitted by Section 8.6 that is assumed or incurred by a Loan Party; provided that (i) immediately before and after giving effect to such assumption or incurrence, no Default or Event of Default shall have occurred and be continuing and (ii) immediately following such assumption, the Borrower is in pro forma compliance with the covenants set forth in Section 8.13; provided, further, that no Loan Party shall cause or permit any Person that is the subject of such an assumption to incur Indebtedness that such Loan Party would not be permitted to incur directly under this Agreement;
(j)    guarantees by the Borrower and the Guarantors in the ordinary course of business of the obligations of third party suppliers, customers, franchisees and licensees of the Borrower and any Guarantor;
(k)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in ordinary course of business; provided, that such Indebtedness is extinguished within five Business Days of its Incurrence;

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(l)    to the extent constituting Indebtedness, judgments, decrees, attachments or awards not constituting an Event of Default under Section 10.1(h); and
(m)    Indebtedness representing Taxes that are not overdue by more than sixty (60) days or are being contested in compliance with Section 7.3.
8.3    Investments. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of any Person (all of the foregoing, “Investments”), except Investments that do not result in a violation of the Financial Covenants.
8.4    Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself or any Guarantors (or suffer any liquidation or dissolution), except that, so long as no Default exists or would result therefrom:
(a)    any Subsidiary or any other Person may merge with or into (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, in each case in order to effect an Investment permitted pursuant to Section 8.3; provided that when any Loan Party (other than the Borrower) is merging with or into another Subsidiary or another Person, such Loan Party shall be the continuing or surviving Person;
(b)    any Guarantor may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Loan Party;
(c)    any Subsidiary that is not a Loan Party may Dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) an Economic Subsidiary that is not a Loan Party or (ii) to a Loan Party;
(d)    any Subsidiary may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 8.3; provided that if such Subsidiary is a Loan Party then the continuing or surviving Person shall be a Loan Party; and
(e)    any Subsidiary may effect a merger, consolidation or amalgamation, or liquidation or dissolution to effect a Disposition permitted pursuant to Section 8.5.
8.5    Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, except to the extent that the Net Cash Proceeds of such Disposition are applied to the extent required Section 4.2(b).
8.6    Restricted Payments. Declare or pay any dividend or distribution on any Capital Stock of the Borrower or its Consolidated Subsidiaries, whether now or hereafter outstanding, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or its Consolidated Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect of any Capital Stock of the Borrower or its Consolidated Subsidiaries, either directly or indirectly, whether in cash or property or in obligations of the Borrower or its Consolidated Subsidiaries (collectively, “Restricted Payments”), except that:

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(a)    the Loan Parties may make any Restricted Payments to the extent that the Financial Covenants are satisfied on a pro forma basis at the time such Restricted Payments are made;
(b)    notwithstanding anything to the contrary herein, a Loan Party may make Restricted Payments to the extent that, in the reasonable judgment of the Borrower, it is contractually obligated or legally required to make such Restricted Payment (including tax distribution provisions of Evercore LP’s limited partnership agreement);
(c)    any Subsidiary may make Restricted Payments to another Subsidiary (and, in the case of any such Subsidiary that is not a wholly-owned Subsidiary, to each other owner of equity interests of such Subsidiary based on their relative ownership interests of the relevant class of equity interests).
8.7    Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.
8.8    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to transactions (i) between or among the Loan Parties, (ii) that are not less favorable to the Loan Parties than arms-length transactions, (iii) Capital Stock issuances and (iv) other transactions to the extent that both (x) each other negative covenant is satisfied and (y) the Financial Covenants are satisfied on a pro forma basis.
8.9    Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for any agreement in effect at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower or (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower; provided that the foregoing restriction shall not apply where the Borrower has reasonably determined that the existence of such a limitation in a Contractual Obligation would not materially impair its ability to make all required payments (including upon an acceleration) of the Term Loans under this Agreement.
8.10    Amendments of Organization Documents. Amend any of its Organization Documents in a manner that is materially adverse to the interest of the Lenders.
8.11    Changes in Accounting Policies or Reporting Practices. Without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), permit (i) the accounting policies of the Borrower or any of its Subsidiaries to change,

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other than in accordance with GAAP or (ii) the financial reporting practices to change, other than in accordance with SEC requirements.
8.12    Prepayments, Etc. of Subordinated Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Subordinated Indebtedness, other than the prepayment, repayment or redemption of intercompany Indebtedness and up to $6 million per calendar year of other Subordinated Indebtedness existing as of the Closing Date.
8.13    Financial Covenants.
(a) (i) Minimum Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth as of the last day of the applicable fiscal quarter of the Borrower to be less than 60% of the Target Net Worth Amount, in the case of the first and second fiscal quarters of the Borrower during each fiscal year and 70% of the Target Net Worth Amount in the case of the third and fourth fiscal quarters of the Borrower during each fiscal year.
(ii) Minimum Unencumbered Liquid Asset Ratio. Permit the Unencumbered Liquid Asset Ratio as of the last day of any fiscal quarter to be less than 1.4:1.0.
(iii) Additional Unencumbered Liquid Asset Ratio. If, as of the last day of any fiscal quarter falling on or after January 15, 2016, the East Condition is not satisfied, permit the Additional Unencumbered Liquid Asset Ratio as of any such date to be less than 1.0:1.0.
(iv) Maximum Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the last day of any period of four consecutive fiscal quarters of the Borrower to be greater than 1.0:1.0.
Each of the determinations in Section 8.13(a)(i), (ii), (iii) and (iv) above will be calculated on a consolidated basis for each quarter or consecutive four fiscal quarter period, as applicable, beginning at the end of the first fiscal quarter following the Closing Date.
(b) Financial Cure. Notwithstanding anything to the contrary in this Agreement (including Section 10), upon the occurrence of an Event of Default as a result of failure to comply with Section 8.13(a) above for any Fiscal Quarter, Borrower shall have the right (the “Cure Right”) (at any time during such Fiscal Quarter or thereafter until the date that is 14 days after the date on which financial statements for such Fiscal Quarter are required to be delivered pursuant to Section 7.1(a) or (b), as applicable) to issue equity (which shall be common equity, Capital Stock or other equity (such other equity to be on terms reasonably acceptable to the Administrative Agent)) for Cash or otherwise receive Cash contributions in respect of Capital Stock (the “Specified Equity Contribution”), and thereupon Borrower’s request, and its compliance with Section 8.13(a), shall be recalculated giving effect to the following pro forma adjustments:
(i)    Consolidated Shareholder’s Equity shall be increased solely for the purpose of determining compliance with Section 8.13(a)(i) as of the end of such Fiscal Quarter by an amount equal to the Specified Equity Contribution (but, for the avoidance of doubt, the calculation of Consolidated Tangible Net Worth pursuant to such

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adjustment shall not also taking into account any immediate repayment of Indebtedness in connection with the Specified Equity Contribution).
(ii)    Unencumbered Liquid Assets Ratio and Additional Unencumbered Liquid Assets Ratio shall be adjusted as of the end of such Quarter to reflect the Specified Equity Contribution (to the extent it (x) constitutes unencumbered Liquid Investments and, in the case of the Additional Unencumbered Liquid Assets Ratio, is held at or in an account of, the Borrower or any Guarantor or (y) has been used to repay the Term Loan).
(iii)    Consolidated Adjusted EBITDA shall be increased (notwithstanding the absence of a related add-back in the definition of “Consolidated Adjusted EBITDA”), solely for the purpose of determining compliance with Section 8.13(a)(iv) as of the end of such Fiscal Quarter and applicable subsequent periods that include such Fiscal Quarter, by an amount equal to the Specified Equity Contribution (but, for the avoidance of doubt, the calculation of the Consolidated Leverage Ratio pursuant to such adjustment shall not also taking into account any immediate repayment of Indebtedness in connection with the Specified Equity Contribution).
If, following such adjustments, the requirements of Section 8.13(a) would be satisfied, then the requirements of Section 8.13(a) shall be deemed satisfied as of the end of the relevant Fiscal Quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 8.13(a) that had occurred (or would have occurred) shall be deemed cured for the purposes of this Agreement. Notwithstanding anything herein to the contrary, during the term of this Agreement, (i) the Cure Right shall not be exercised more than one time, (ii) the Specified Equity Contribution shall be no greater than the amount required for the purpose of complying with Section 8.13(a), (iii) upon the Administrative Agent’s receipt of a written notice from the Borrower that Borrower intends to exercise the Cure Right (a “Notice of Intent to Cure”), until the 14th day following the date on which financial statements for the Fiscal Quarter to which such Notice of Intent to Cure relates are required to be delivered pursuant to Section 7.1(a) or (b), as applicable, neither the Administrative Agent nor any Lender shall exercise any right to accelerate the Term Loan and none of the Administrative Agent nor any Lender shall exercise any right or remedy under the Loan Documents solely on the basis of the relevant Event of Default under Section 8.13(a), (iv) during any Test Period in which any Specified Equity Contribution is included in the calculation of Consolidated Adjusted EBITDA as a result of any exercise of the Cure Right, such Specified Equity Contribution shall be (A) counted solely as an increase to Consolidated Adjusted EBITDA and otherwise provided above (and not as a reduction of Indebtedness (either directly through repayment or indirectly through “netting”) where the provisions above specify that the Specified Amount shall not also be included if used for any repayment) for the purpose of determining compliance with Section 8.13(a) and (B) disregarded for all other purposes, including the purpose of determining whether any financial ratio-based condition has been satisfied, pricing or the availability of any carve-out set forth in Section 8 of this Agreement (other than pursuant to pro forma adjustments as generally provided in Section 8).

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SECTION 9.     GUARANTEE
9.1    The Guarantee. Each Guarantor hereby jointly and severally guarantees, as a primary obligor and not as a surety, to each Lender and their respective successors and permitted assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of (1) the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code or any similar law of any other jurisdiction) on (i) the Term Loan made by the Lenders to the Borrower, and (ii) the Term Notes held by each Lender of the Borrower and (2) all other Obligations from time to time owing to the Lenders by the Loan Parties (such obligations being herein called the “Guaranteed Obligations”). Each Guarantor hereby jointly and severally agrees that, if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, such Guarantor will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
9.2    Obligations Unconditional. The obligations of the Guarantors under Section 9.1, respectively, shall constitute a guarantee of payment (and not of collection) and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Term Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety by any Guarantor, as applicable (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall, in each case, remain absolute, irrevocable and unconditional under any and all circumstances as described above:
(a)    at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
(b)    any of the acts mentioned in any of the provisions of this Agreement or the Term Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;
(c)    the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

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(d)    the release of any other Guarantor pursuant to Section 9.8, or otherwise.
Each of the Guarantors hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Lender exhaust any right, power or remedy or proceed against the Borrower or any Guarantor under this Agreement or the Term Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. Each of the Guarantors waives any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Lender upon this guarantee made under this Section 9 (this “Guarantee”) or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Lenders shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Lenders and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Lenders or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the applicable Lenders, and their respective successors and permitted assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.
9.3    Reinstatement. The obligations of the Guarantors under this Section 9 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or any Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.
9.4    No Subrogation. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations (other than contingent indemnification and reimbursement obligations for which no claim has been made) and the expiration and termination of the Term Loan Commitments under this Agreement it shall subordinate any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 9.1, whether by subrogation, right of contribution or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.
9.5    Remedies. Each Guarantor jointly and severally agrees that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Term Notes, if any, may be declared to be forthwith due and payable as provided in Section 10 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 10) for purposes of Section 9.1, notwithstanding any stay, injunction or other prohibition

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preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower or any Guarantor and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable, or the circumstances occurring where Section 10 provides that such obligations shall become due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 9.1.
9.6    Continuing Guarantee. The Guarantee made by the Guarantors in this Section 9 is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.
9.7    General Limitation on Guaranteed Obligations. In any action or proceeding involving any federal, state, provincial or territorial, corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 9.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 9.1, then, notwithstanding any other provision to the contrary, the amount of such liability of such Guarantor shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 9.9) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding and would not constitute fraudulent conveyance.
The Guarantors confirm that it is the intention that this Guarantee not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state or foreign law to the extent applicable to the obligations set forth herein.
9.8    Release of Guarantors. A Guarantor shall be automatically released from its obligations hereunder in the event that all the Capital Stock of such Guarantor shall be sold, transferred or otherwise disposed of to a Person other than the Borrower or any of its Subsidiaries in a transaction permitted by Section 8. In connection with any such release of a Guarantor, the Administrative Agent shall promptly execute and deliver to such Guarantor, at such Guarantor’s expense, all termination statements and other documents that such Guarantor shall reasonably request to evidence such release.
SECTION 10.     EVENTS OF DEFAULT
10.1    Events of Default. An “Event of Default” shall occur if any of the following events shall occur and be continuing; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied (any such event, an “Event of Default”):
(a)    the Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Term Loan, or (ii) pay within three Business Days after the same becomes due, any interest on any Term Loan, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

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(b)    the Borrower fails to perform or observe any term, covenant or agreement contained in Section 7.3(a), 7.5(a) or (b) or Section 8; or
(c)    any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
(d)    the Borrower or any other Loan Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or
(e)    any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount (but excluding intercompany Indebtedness), or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee Obligations or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee Obligations to become payable or cash collateral in respect thereof to be demanded, in any case in an amount of more than the Threshold Amount; provided, however, that an event so causing, or permitting the holder or holders of such Indebtedness or the beneficiary or beneficiaries to cause such Indebtedness to be demanded or to become due or an offer to be made which consists of (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, to the extent sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, (y) termination or similar events occurring under any hedge agreements except to the extent of any failure to make any payment required as a result of any such termination or similar event, or (z) Indebtedness which is convertible into Capital Stock and converts to Capital Stock in accordance with its terms shall not constitute an Event of Default under this clause (e) unless, in each case, such event constitutes an event of default (howsoever defined) under the documentation therefore; or
(f)    any Loan Party or any Significant Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for

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all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
(g)    (i) Any Loan Party or any Significant Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
(h)    there is entered against any Loan Party or any Subsidiary thereof one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage) and all such judgments and orders shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or
(i)    (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, and in each case in clauses (i) and (ii), such event or condition would reasonably be expected to result in a Material Adverse Effect; or
(j)    there occurs any Change of Control.
10.2    Action in Event of Default. (a) Upon any Event of Default specified in Section 10.1(f), the Term Loan Commitment shall immediately terminate automatically and the Term Loan (with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents shall automatically immediately become due and payable and (b) if any other Event of Default under Section 10.1 occurs, then the Administrative Agent may, or at the request of the Required Lenders shall, take any or all of the following actions for so long as such Event of Default is continuing: (i) by notice to the Borrower, declare the Term Loan (with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable, (ii) the Administrative Agent may enforce on any Guarantee. Except as expressly provided above in this Section 10.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

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SECTION 11.     ADMINISTRATIVE AGENT
11.1    Appointment. The Lenders hereby irrevocably designate and appoint Mizuho as Administrative Agent to act as specified herein and in the other Loan Documents. Each Lender hereby irrevocably authorizes, and each holder of any Term Note by the acceptance of such Term Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.
11.2    Nature of Duties. (a) The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Loan Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non‑appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or the holder of any Term Note; and nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.
11.3    Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Term Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and the Guarantors in connection with the making and the continuance of the Term Loan and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and the Guarantors and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Term Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loan or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Term Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of the Borrower or any Guarantor or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of the Borrower or any Guarantor or the existence or possible existence of any Default or Event of Default.

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11.4    Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Term Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders.
11.5    Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message (or other electronic communication), cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Loan Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.
11.6    Indemnification. To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof), in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non‑appealable decision).
11.7    The Administrative Agent in its Individual Capacity. With respect to its obligation to make Term Loan under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “Additional Lender”, or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Loan Party or any Affiliate of any Loan Party (or any Person engaged in a similar business with any Loan Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party or any Affiliate of any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

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11.8    Holders. The Administrative Agent may deem and treat the payee of any Term Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent and recorded in the Register. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Term Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Term Note or of any Term Note or Term Notes issued in exchange therefor.
11.9    Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Loan Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 10.1(f) then exists, the Borrower. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.
(b)    Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed; provided that the Borrower’s approval shall not be required if a Significant Event of Default shall have occurred and be continuing.
(c)    If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed; provided that the Borrower’s consent shall not be required if a Significant Event of Default shall have occurred and be continuing), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent in accordance with clause (b) above.
(d)    If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent in accordance with clause (b) above.
(e)    Upon a resignation of the Administrative Agent pursuant to this Section 11.9, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Section 11 (and the analogous provisions of the other Loan Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

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11.10    Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Loan Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.
11.11    Withholding. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding tax applicable to such payment. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any other reason, or the Administrative Agent has paid over to the IRS applicable withholding tax relating to a payment to a Lender but no deduction has been made from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with any and all expenses incurred, unless such amounts have been indemnified by any Borrower, Guarantor or the relevant Lender.
11.12    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 3.1(a) or Section 12.1) allowed in such judicial proceeding;
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 3.1(a) or Section 12.1.

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SECTION 12.     MISCELLANEOUS
12.1    Payment of Expenses, etc. The Borrower hereby agrees to: (i) pay all and documented or invoiced out‑of‑pocket costs and expenses (a) of the Administrative Agent (including, the reasonable fees, disbursements and other charges of Shearman & Sterling LLP and of any special or local counsel to the Administrative Agent, subject to the Fee Letter) in connection with the preparation, execution, delivery and administration of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein and any amendment, modification, waiver or consent relating hereto or thereto, (b) of the Administrative Agent, and their respective Affiliates in connection with its or their syndication of the Term Loan and (c) of the Administrative Agent and, after the occurrence and during the continuance of an Event of Default, each of the Lenders in connection with any waiver of such Event of Default in connection with any (x) waiver of an Event of Default that has occurred and is continuing, (y) enforcement of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein or (z) refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work‑out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case, the reasonable and documented or invoiced out‑of‑pocket costs and expenses of one primary counsel for the Administrative Agent and its Affiliates, and any special or local counsel); (ii) pay and hold the Administrative Agent and each of the Lenders harmless from and against any and all Other Taxes with respect to the foregoing matters and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent or such Lender) to pay such taxes; and (iii) indemnify the Administrative Agent, each Lender and their Affiliates, and each of their respective officers, directors, employees, partners, advisors, representatives, agents, affiliates, controlling persons, trustees and investment advisors and each of their respective successors and assigns (each, an “Indemnified Person”) and hold each of them harmless from and against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any claim, investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto and whether or not such claim, investigation, litigation or other proceeding is brought by or on behalf of any Loan Party and its Affiliates and creditors and any other third person) related to the entering into and/or performance of this Agreement, any other Loan Document or the proceeds of the Term Loan hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Loan Document or the exercise of any of their rights or remedies provided herein or in the other Loan Documents or (b) any related claim asserted against the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding; provided that no Indemnified Person will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it has resulted from (v) the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of its officers, directors, managers, employees or controlled Affiliates (as determined by a court of competent jurisdiction in a final and non‑appealable decision), (w) any settlement entered into by such Indemnitee without the Borrower’s written consent (such written consent not to be unreasonably withheld or delayed), (y) a breach of its obligations under this Agreement or any

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other Loan Document by any such persons or one of its controlled Affiliates (as determined in a final non‑appealable judgment of a court of competent jurisdiction) (z) any dispute between and among Indemnified Persons (other than a dispute involving claims against the Administrative Agent or any other agent or co‑agent (if any)) that a court of competent jurisdiction has determined in a final and non‑appealable decision did not involve actions or omissions of any Affiliate of the Borrower or its Subsidiaries. None of the Borrower, the Guarantors, the Administrative Agent, any Lender, or any of their respective Affiliates or any other Indemnified Person shall be liable for any indirect, special, punitive, exemplary or consequential damages in connection with this Agreement, the Transaction, the Term Loan, the Fee Letter or the use of proceeds therefrom; provided that nothing contained in this sentence shall limit the indemnity and reimbursement obligations set forth in this Section 12.1 of any Loan Party. To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, each Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.
To the full extent permitted by applicable law, each of the Borrower, the Guarantors, the Administrative Agent or any Lender, or any of their respective Affiliates or any other Indemnified Person shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non‑appealable decision).
No Loan Party nor any of its or their Affiliates will, without the prior consent of the relevant Indemnified Person, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any proceeding in respect of which indemnification may be sought pursuant to this Section 12.1 (irrespective of whether such Indemnified Person is party thereto) unless such settlement, compromise, consent or termination (a) includes an unconditional release of each relevant Indemnified Person from all liability arising out of or directly and indirectly relating thereto and (ii) does not include a statement as to the admission, fault or culpability or failure to act by such Indemnified Person.
12.2    Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Loan Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such

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Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of the Borrower or any of its Subsidiaries against and on account of the Obligations and liabilities of the Loan Parties to the Administrative Agent or such Lender under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 12.4, and all other claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. To the extent permitted by law, each Participant also shall be entitled to the benefits of this Section 12.2 as though it were a Lender; provided that such Participant agrees to be subject to Section 12.6(b) as though it were a Lender.
12.3    Notices. (a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopier or cable communication or other electronic communication) and mailed, telegraphed, telecopied, cabled or delivered: if to any Loan Party or to any Lender, at its address specified on Schedule II; and if to the Administrative Agent, at the Notice Office; or, as to any Loan Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telecopier, except that notices and communications to the Administrative Agent and the Borrower shall not be effective until received by the Administrative Agent or such Borrower, as the case may be.
(b)    Notices and other communications to the Lenders and the other Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
12.4    Benefit of Agreement; Assignments; Participations. (a) (i) Assignments. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each affected Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void).
Subject to the conditions set forth in paragraphs (a)(ii), (a)(iii) and (a)(iv) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitments and the Term Loan at the time owing to it and the Term Note or Term Notes (if

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any) held by it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)    the Borrower, provided that such consent shall be deemed to have been given if the Borrower has not objected within 15 Business Days after receipt by the Borrower of the written request from the Administrative Agent or the respective assigning Lender for consent; provided, further, that no consent of the Borrower shall be required (x) in the case of any Lender, for an assignment of any Term Loan to a Lender, an Affiliate of a Lender, or an Approved Fund (as defined below) or (y) if a Significant Event of Default has occurred and is continuing, any other Eligible Assignee; or
(B)    the Administrative Agent, except, in the case of any Lender, with respect to an assignment of any Term Loan or any Term Loan Commitment to a Lender or an Affiliate of a Lender.
(ii)    Assignment Conditions. Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitments or Term Loan, the amount of the Term Loan Commitments or Term Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (provided that simultaneous assignments to or by two or more Approved Funds shall be aggregated for purposes of determining such amount) unless the Administrative Agent and the Borrower otherwise consent;
(B)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually); and
(C)    the Assignee, if it is not already a Lender hereunder, shall deliver to the Administrative Agent an administrative questionnaire and the Internal Revenue Service forms described in Section 4.4(b) (including the Non‑Bank Certificate, as applicable) and any forms described in Section 4.4(c) (if applicable).
For the purposes of this Section 12.4, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender or (b) an affiliate of a Lender.
(iii)    Assignments to Affiliated Lenders. Any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Term Loan to an Affiliated Lender through open market purchases, in each case in accordance with the terms of this Agreement (including Section 12.4), subject, to the extent applicable, to the restrictions

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set forth in the definitions of “Eligible Assignee” and subject to the following further limitations:
(A)    Notwithstanding any other provision herein to the contrary, in the event that a Loan Party is the subject of a proceeding of the type described in Section 10.1(f) (such proceeding, a “Loan Party Insolvency”), each Affiliated Lender shall grant to the Administrative Agent a power of attorney, giving the Administrative Agent the right to vote each Affiliated Lender’s claims on all matters submitted to the Lenders for consent in respect of such Loan Party Insolvency, and the Administrative Agent shall approve such claims in the same proportion as the majority of Lenders (other than Affiliated Lenders) that voted on each matter submitted to such Lenders for approval; provided that (1) the foregoing shall not permit the Administrative Agent to consent to, or refrain from, giving approval in respect of a plan of reorganization pursuant to Title 11 of the Bankruptcy Code of the Loan Party that is the subject of the Loan Party Insolvency (such plan of reorganization being a “Loan Party Plan of Reorganization”), if any Affiliated Lender would, as a consequence thereof, receive treatment under such Loan Party Plan of Reorganization that, on a ratable basis, would be inferior to that of the Lenders (other than such Affiliated Lenders) holding the Term Loan as the affected Affiliated Lender (such Lenders being, “Non‑Restricted Persons”) and any such Loan Party Plan of Reorganization shall require the consent of such Affiliated Lender and (2) to the extent any Non‑Restricted Person would receive superior treatment as part of any Loan Party Plan of Reorganization, as compared to any Affiliated Lender, pursuant to any investment made, or other action taken, by such Non‑Restricted Person in accordance with such Loan Party Plan of Reorganization (but excluding the Term Loan), then such Affiliate Lender’s consent shall not be required, so long as such Affiliate Lender was afforded the opportunity to ratably participate in such investment or to take such action pursuant to the Loan Party Plan of Reorganization.
Notwithstanding anything to the contrary herein, Section 12.4(a)(iv) shall supersede any provisions in Section 12.6 to the contrary.
(iv)    Novation. Subject to acceptance and recording thereof pursuant to Section 12.4(a)(vi) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 4.4 and 12.1).
(v)    Acceptance and Register. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), together with (x) any processing and recordation fee and (y) any written consents to such assignment required by Section 12.4, the Administrative Agent

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shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(b)    (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations in respect of the Term Loan to one or more banks or other entities (other than the Borrower or any of the Borrower’s Affiliates, a natural person or a Defaulting Lender) (a “Participant”) in all or a portion of such Lender’s rights and obligations with respect thereto; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the second proviso of Section 12.12(a) and (2) directly affects such Participant. Each Lender that sells a participation shall, acting solely for U.S. federal income tax purposes as the non‑fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the commitment of, and the principal amounts (and stated interest) of, each Participant’s interest in the Term Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Term Loan Commitments, Term Loan or its other obligations under any Loan Document) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Term Loan Commitment, Term Loan or other obligation is in registered form under Section 5f.103‑1(c) of the United States Treasury Regulations. Unless otherwise required by the Internal Revenue Service (“IRS”), any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. The entries in the Participant Register shall be conclusive and binding absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(ii)The Borrower agrees that (x) each Participant shall be entitled to the benefits of Sections 2.11 and 2.12 (subject to the requirements of those sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.4(a) and (y) each Participant shall be entitled to the benefits of Section 4.4 (subject to the requirements and limitations therein, including the requirements under Section 4.4(b) (it being understood that the documentation required under Section 4.4(b) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.4(a). Notwithstanding the foregoing, no Participant shall be entitled to receive any greater payment under Section 2.11 or 4.4 than the applicable participating Lender would have been

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entitled to receive in respect of the amount of the participation transferred by such participating Lender to such Participant had no such participation occurred, except to the extent such entitlement to receive a greater payment results from a Change in Tax Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.2.
(c)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (but not to the Borrower or any of the Borrower’s Affiliates) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto or provide the respective pledgee or assignee any voting rights with respect to the pledged or assigned obligations.
(d)    The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Term Notes to any Lender requiring Term Notes to facilitate transactions of the type described in Section 12.4.
(e)    Each Lender, upon succeeding to an interest in Term Loan Commitments or Term Loan, as the case may be, represents and warrants as of the effective date of the applicable Assignment and Assumption that it is an Eligible Assignee.
12.5    No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrower or any other Loan Party and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Loan Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender to any other or further action in any circumstances without notice or demand.
12.6    Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

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(b)    Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Term Loan or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Loan Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
(c)    Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 12.6(a) and (b) shall be subject to the provisions of this Agreement which permit disproportionate payments with respect to the Term Loan as, and to the extent, provided herein.
12.7    Calculations; Computations. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.
(b)    If at any time any change in GAAP or in the application of GAAP would affect the computation of any financial ratio or financial term or definition set forth in any Loan Document and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend (subject to the approval of the Required Lenders) such ratio or covenant to preserve the original intent thereof in light of such change in (or in the application of) GAAP; provided that, until so amended, (i) such ratio shall continue to be computed in accordance with GAAP prior to such change and (ii) the Borrower shall provide to the Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or financial covenant made before and after giving effect to such change in (or in the application of) GAAP as is reasonably necessary to demonstrate the compliance (or non‑compliance) with such ratio.
(c)    Notwithstanding anything to the contrary contained herein, (i) all financial statements shall be prepared, and the Consolidated Leverage Ratio and Leverage Ratio shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof or the application of FAS 133, FAS 150 or FAS 123r (to the extent that the pronouncements in FAS 123r result in recording an equity award as a liability on the consolidated balance sheet of the Borrower and its Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity) and (ii) to the extent expressly provided herein, certain calculations shall be made on a pro

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forma basis. For the avoidance of doubt, notwithstanding any changes in GAAP after the Closing Date that would require lease obligations that would be treated as operating leases as of the Closing Date to be classified and accounted for as Capital Lease Obligations or otherwise reflected on the consolidated balance sheet of the Borrower and its Subsidiaries, such obligations shall continue to be excluded from the definition of Indebtedness.
(d)    For purposes of determining compliance on a pro forma basis with the covenants set forth in Section 8.13 (where such pro forma compliance is called for in other covenants of Section 8), the relevant quarter-end calculated values shall be adjusted on a pro forma basis as of the relevant date on which such other covenant set forth in this Section 8 is tested to reflect any changes since the immediately preceding quarter for which the financial statements have been provided (or, if earlier, the Closing Date) to the relevant variables used in such calculation.
(e)    All computations of interest and other Fees hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the Prime Lending Rate, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.
12.8    GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PERSON, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PERSON. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PERSON AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING

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COMMENCED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY TERM NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER OR ANY OTHER LOAN PARTY IN ANY OTHER JURISDICTION.
(b)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
12.9    Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent. Delivery of an executed counterpart by facsimile or electronic transmission shall be as effective as delivery of an original executed counterpart. Delivery of an executed counterpart by facsimile or electronic transmission shall be as effective as delivery of an original executed counterpart.
12.10    Effectiveness; Closing. This Agreement shall become effective on the date (the “Effective Date”) on which the Borrower, each Guarantor, the Administrative Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it. The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.
The agreement of each Lender to make the extension of credit requested to be made by it under this Agreement is subject to the occurrence of the Effective Date and the satisfaction or waiver in accordance with Section 12.12, prior to or concurrently with the making of such extension of credit, of the conditions precedent set forth in Section 6.1 (the date of such extension, the “Closing Date”).

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.
12.11    Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
12.12    Amendment or Waiver; etc. (a) Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Loan Parties party hereto or thereto (or in the case of this Agreement and the Borrower and, to the extent relating to Section 9 that directly and adversely affects any other Loan Party, each such directly and adversely affected Loan Party) and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower may be released from, the Guarantee in accordance with the provisions hereof and thereof without the consent of the other Loan Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than, except with respect to following clause (i), a Defaulting Lender) (with Obligations being directly and adversely affected in the case of following clause (i)(y)) or whose Obligations are being extended in the case of following clause (i)(x)), (i)(x) extend the final scheduled maturity of any Term Loan or Term Note, (y) or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with the waiver of applicability of any post‑default increase in interest rates), or reduce (or forgive) the principal amount thereof, (ii) release all or substantially all of the Guarantors (except as expressly provided in the Loan Documents) under this Agreement, respectively, (iii) amend, modify or waive any provision of this Section 12.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loan on the Closing Date) or (iv) reduce the “majority” voting threshold specified in the definition of Required Lenders; provided further that no such change, waiver, discharge or termination shall (1) increase the Term Loan Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Term Loan Commitment or a mandatory repayment of the Term Loan shall not constitute an increase of the Term Loan Commitment of any Lender, and that an increase in the available portion of any Term Loan Commitment of any Lender shall not constitute an increase of the Term Loan Commitment of such Lender) or (2) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 11 or any other provision as same relates to the rights or obligations of the Administrative Agent.
(b)    If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (iv), inclusive, of the first proviso to Section 12.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non‑consenting Lenders whose individual consent is required are treated as described below, to replace each such non‑consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.14. Notwithstanding the foregoing, this Agreement may be amended (or amended

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and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement or to increase the amount of the existing facilities under this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loan and the accrued interest and fees in respect thereof, (ii) to permit any such additional credit facility which is a term loan facility or any such increase in the Term Loan to share ratably in prepayments with the Term Loan and (iii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
(c)    If following the Closing Date, the Administrative Agent and any Loan Party shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.
12.13    Survival. All indemnities set forth herein including, without limitation, in Sections 2.11, 2.12, 4.4, 11.6, 11.11 and 12.1 and the representations and warranties set forth in Section 5 of this Agreement shall survive the execution, delivery and termination of this Agreement and the Term Notes, or the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the making, repayment, satisfaction, or discharge of the Obligations.
12.14    Domicile of the Term Loan. Each Lender may transfer and carry the Term Loan at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Term Loan pursuant to this Section 12.14 would, at the time of such transfer, result in increased costs under Section 2.11, 2.12 or 4.4 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes in any applicable law, treaty, government rule, regulation, guideline or order, or in the official interpretation thereof, after the date of the respective transfer).
12.15    Register. The Borrower hereby designates the Administrative Agent to serve as its non‑fiduciary agent, solely for purposes of this Section 12.15, to maintain a register (the “Register”) on which it will record from time to time the name and address of each Lender, the Term Loan Commitments, the principal amounts of the Term Loan and any other obligations under the Loan Documents, and the amounts of stated interest due thereon, owing to each Lender pursuant the terms hereof and any Term Note. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Term Loan or other obligations under the Loan Documents. With respect to any Lender, the transfer of the Term Loan Commitments of such Lender and the rights to the principal of, and interest on, any Term Loan and any other obligations under the Loan Documents owing to such Lender shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent and prior to such recordation all amounts owing to the transferor with respect to such

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Term Loan Commitments and Term Loan and other obligations under the Loan Documents shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Term Loan Commitments, Term Loan or other obligations under the Loan Documents shall be recorded by the Administrative Agent on the Register upon and only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption pursuant to Section 12.4. Upon such acceptance and recordation, the assignee specified therein shall be treated as a Lender for all purposes of this Agreement. Coincident with the delivery of such an Assignment and Assumption to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Term Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Term Note (if any) evidencing such Term Loan, and thereupon one or more new Term Notes in the same aggregate principal amount shall be issued to the assignee or transferee Lender at the request of any such Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 12.15 to the same extent that the Administrative Agent is otherwise indemnified pursuant to Section 12.1. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice, provided that the information contained in the Register which is shared with each Lender (other than the Administrative Agent and its affiliates) shall be limited to the entries with respect to such Lender including the Term Loan Commitment of, or principal amount of and stated interest on the Term Loan owing to such Lender.
12.16    Confidentiality. (a) Subject to the provisions of clause (b) of this Section 12.16, each Lender agrees that it will use its reasonable efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors, agents, representatives or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 12.16 to the same extent as such Lender) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Loan Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 12.16(a) by the respective Lender, (ii) upon the request or demand of any regulatory authority having jurisdiction over such Lender or any of their affiliates (in which case the Lenders agree, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority or in cases where any governmental and/or regulatory authority had requested otherwise)), (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 12.16, (vii) to any prospective or actual transferee or Participant in connection with any contemplated transfer or participation of any of the Term Notes or Term Loan Commitments or any interest therein by such Lender, provided that such prospective transferee

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agrees to be bound by the confidentiality provisions contained in this Section 12.16, (viii) on a confidential basis to any rating agency in connection with any rating of the Loan Parties or the Term Loan and (ix) in connection with the exercise of remedies under this Agreement or any other Loan Document or any action or proceeding relating to the enforcement of rights under this Agreement or the other Loan Documents.
(b)    The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to the Borrower or any of its Subsidiaries (including, without limitation, any non‑public customer information regarding the creditworthiness of the Borrower and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 12.16 to the same extent as such Lender.
12.17    Patriot Act. Each Lender subject to the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties and other information that will allow such Lender to identify the Borrower and the other Loan Parties in accordance with the Patriot Act.
12.18    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non‑usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loan or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
12.19    Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Credit Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self‑help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 12.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.
12.20    Press Releases.
(a)    Each Lender agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Administrative Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least

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two (2) Business Days’ prior notice to the Administrative Agent and without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned) unless (and only to the extent that) such Lender or Affiliate is required to do so under applicable law and then, in any event, to the extent reasonably possible under applicable law, such Lender or Affiliate will consult with the Administrative Agent before issuing such press release or other public disclosure.
(b)    Each Loan Party consents to the publication by the Administrative Agent or any Lender of advertising material, including any “tombstone” or comparable advertising, on its website or in other marketing materials of Administrative Agent, relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo, trademark or other insignia; provided that the Administrative Agent or such Lender shall provide a draft reasonably in advance (and in no event, less than two (2) Business Days’ prior written notice, with copies thereof attached to such written notice) of any advertising material to the Borrower for review and comment prior to the publication thereof and the Administrative Agent and the Lenders agree not to release or publicize any such material or other information until it receives the Borrower’s written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:	EVERCORE PARTNERS INC., as a Borrower

By:	/ s / ROBERT B. WALSH
Name: Robert B. Walsh Title: Executive Vice President and Chief Financial Officer

[Signature Page to Credit Agreement]

GUARANTORS:
EVERCORE LP, as a Guarantor

By:	/ s / ROBERT B. WALSH
Name: Robert B. Walsh Title: Executive Vice President and Chief Financial Officer

[Signature Page to Credit Agreement]

MIZUHO BANK, LTD., as Administrative Agent and Lender

By:	/ s / DAVID LIM
Name: David Lim Title: Authorized Signatory

Schedule I

Lenders and Term Loan Commitments

Lender	Commitment
Mizuho Bank, Ltd.	$120,000,000

Schedule II

Notice Addresses

If to any Loan Party:

Evercore Partners Inc.
55 E 52nd Street
New York, New York 10055
Attn: Robert B. Walsh
Email: Walshb@Evercore.com

If to the Lenders:

Mizuho Bank, Ltd.

Mizuho Bank, Ltd.
1800 Plaza Ten
Harborside Financial Center
Jersey City, NJ 07311
Attn.: Sean McLaughlin / Pamela Chen
Tel: 201-626-9356 / 201-626-9302
Fax: 201-626-9941
E-Mail: LAU_Agent@mizuhocbus.com

Copy to:

Mizuho Bank, Ltd.
1251 Avenue of the Americas
New York, NY 10020
Attn.: Andre Liu
Tel: 212-282-3741
Fax: 212-282-4488
E-Mail: andre.liu@mizuhocbus.com

Schedule 8.1

Certain Liens

None.

Schedule 8.2

Certain Existing Indebtedness

As of November 2, 2015 (dollars in thousands)

Senior Notes with Mizuho Bank Ltd.	$120,000

Intercompany Balances (Between Loan Parties):
Evercore Partners Services East
-Evercore Venture Advisors LLC	1,678
-Evercore Advisors I LLC	7,063
-Evercore Mexico Management Limited	21,355
-Protego Asesores, S. De R.L.	7,000
-Evercore Holdings Limited	5,706
Total Intercompany Balances	42,802
Subordinated Promissory Note by Evercore Partners Services East, L.L.C. in favor of Edward S. Hyman	22,000
Subordinated Promissory Note by International Strategy & Investment Group Inc. in favor of Nancy Lazar	99
Subordinated Promissory Note by International Strategy & Investment Group Inc. in favor of Edward S. Hyman	451

EXHIBIT A

[FORM OF]
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used in this Assignment and Assumption and not otherwise defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and the other Loan Documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other rights of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.
1.    Assignor[s]:    ______________________________
______________________________

_________________________

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
3 Select as appropriate.
4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]: ______________________________
______________________________

3.	Borrower: Evercore Partners Inc., a Delaware corporation.

4.	Administrative Agent: Mizuho Bank, Ltd., as the administrative agent under the Credit Agreement.

5.
Credit Agreement:    Term Loan and Guarantee Agreement, dated as of November 2, 2015 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), among the Borrower, the guarantors party thereto from time to time, Mizuho Bank, Ltd., as administrative agent, and the lenders party thereto from time to time.

6.    Assigned Interest[s]:

Assignor[s] [5]	Assignee[s] [6]	Amount of Assignor’s Term Loan [7]	Amount of Term Loan Assigned [8]	Percentage of Assignor’s Term Loan Assigned [9]	Resulting Term Loan Amount for Assignor	Resulting Term Loan Amount for Assignee
		$________	$________	_______%	$________	$________
		$________	$________	_______%	$________	$________
		$________	$________	_______%	$________	$________
[7.    Trade Date:    __________________]10
Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
_________________________
5 List each Assignor, as appropriate
6 List each Assignee, as appropriate.
7 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
8 Subject to $1.0 million minimum amount requirement pursuant to Section 12.4(a)(ii)(A) of the Credit Agreement (if applicable).
9 Set forth, to at least 9 decimals, as a percentage of the Term Loan of all Lenders thereunder.
10 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Signature Page to Assignment and Assumption]

[Consented to and] 1 Accepted:

MIZUHO BANK, LTD., as
Administrative Agent

By: _________________________________
Name:
Title:

[Consented to:] 2

EVERCORE PARTNERS INC., as
Borrower

By: ________________________________
Name:
Title:

[Signature Page to Assignment and Assumption]

_________________________________

1 To the extent required under Section 12.4(a)(i)(B) of the Credit Agreement.
2 To the extent required under Section 12.4(a)(i)(A) of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
Reference is made to the Term Loan and Guarantee Agreement, dated as of November 2, 2015 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), among the Borrower, the guarantors party thereto from time to time, Mizuho Bank, Ltd., as administrative agent, and the lenders party thereto from time to time.
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties. The Administrative Agent may conclusively rely on the representations and warranties of this Section 1 without the need or obligation to investigate that an Assignee is an Eligible Assignee.
1.1.    Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Loan Parties or any other person obligated in respect of any Loan Document or (iv) the performance or observance by the Loan Parties or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. [The][Each] Assignee (a) represents and warrants that (i) it is an Eligible Assignee, (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (iii) it meets all of the other requirements to be an Assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 12.4 of the Credit Agreement), (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest and (viii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued up to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the laws of the State of New York.
4.    Fees. This Assignment and Assumption shall be delivered to the Administrative Agent with a processing and recordation fee of $3,500 1.
5.    Administrative Questionnaire.    If the Assignee is not a Lender, annexed hereto as Exhibit A is a completed administrative questionnaire, in form and substance satisfactory to the Administrative Agent, providing such information (including, without limitation, credit contact information and wiring instructions) of the Assignee as the Administrative Agent may reasonably require.

_____________________________
¹ To be paid by the Assignor or the Assignee.

Exhibit A
Administrative Questionnaire
[provided by Administrative Agent]

EXHIBIT B

[FORM OF]
COMPLIANCE CERTIFICATE
The undersigned hereby certifies, on behalf of Evercore Partners Inc., a Delaware corporation (the “Borrower”), as [Title] of the Borrower and not in [his][her] individual capacity, that:
(1)    I am the duly elected [Title] of the Borrower;
(2)    I have reviewed the terms of that certain Term Loan and Guarantee Agreement, dated as of November 2, 2015 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”; capitalized terms used in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof) not otherwise defined having the meanings assigned to them in the Credit Agreement), among the Borrower, the guarantors party thereto from time to time, Mizuho Bank, Ltd., as administrative agent, and the lenders party thereto from time to time, and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower and its subsidiaries during the accounting period covered by the attached financial statements; and
(3)    The examination described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth below].
[Set forth [below] [in a separate attachment to this Certificate] are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event: ___________________________________________].

The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered this __________ day of _____________, ____ pursuant to subsection 7.2(a) of the Credit Agreement.

EVERCORE PARTNERS INC.

By: _____________________________
Name:
Title:

[Signature Page to Compliance Certificate]

EXHIBIT B-1

ATTACHMENT NO. 1
TO COMPLIANCE CERTIFICATE
This Attachment No. 1 is attached to and made a part of a Compliance Certificate dated as of ____________, ____ and pertains to the period from ____________, ____ to ____________, ____. Section references herein relate to subsections of the Credit Agreement¹ .
Consolidated Tangible Net Worth (as of ___________, ____)

1. Consolidated shareholders’ equity:	$____________
2. Non-controlling interest (excluding redeemable non-controlling interest):	$____________
3. To the extent reflected in such Consolidated shareholders’ equity, the amount of Consolidated intangible assets:	$____________
4. Total Consolidated Tangible Net Worth (1)+(2)-(3):	____:1.00]

Unencumbered Liquid Asset Ratio (as of ___________, ____)
1. Unencumbered Liquid Investments:	$____________

2. Aggregate outstanding amount under the Term Loan and other Total Debt of the Borrower and its Consolidated Subsidiaries that is pari-passu with, or senior (including structurally senior) to the Term Loan (excluding any Indebtedness in respect of repurchase agreements, undrawn letters of credit and any outstanding amounts under the Lines of Credit):
$____________
3. Total Unencumbered Liquid Asset Ratio (1)/(2):	____:1.00]

¹ In the event of any conflict or inconsistency between the provisions of this Compliance Certificate and the Credit Agreement, the provisions of the Credit Agreement shall control.

Additional Unencumbered Liquid Asset Ratio (as of ___________, ____)²
1. Unencumbered Liquid Investments held at, or in an account of, the Borrower and/or the Guarantors:	$____________

2. Aggregate outstanding amount under the Term Loan and other Total Debt of the Borrower and its Consolidated Subsidiaries that is pari-passu with, or senior (including structurally senior) to the Term Loan (including any Indebtedness in respect of repurchase agreements and any outstanding amounts under the Lines of Credit):
$____________
3. Total Additional Unencumbered Liquid Asset Ratio (1)/(2):	____:1.00]

Total Consolidated Leverage Ratio (as of ___________, ____)
1. Total Debt:	$____________
2. Consolidated Adjusted EBITDA for the period of four fiscal quarters ending on ________________:	$____________
3. Total Consolidated Leverage Ratio (1)/(2):	____:1.00]

Leverage Ratio (as of ___________, ____)
1. Funded Debt:	$____________
2. Consolidated Adjusted EBITDA for the period of four fiscal quarters ending on ________________:	$____________
3. Leverage Ratio (1)/(2):	____:1.00]

_________________________
² Only required to the extent the East Condition has not been satisfied.

EXHIBIT C

[FORM OF]
NOTICE OF BORROWING
To:    Mizuho Bank, Ltd.,
as Administrative Agent for
the Lenders referred to below
[●]

Ladies and Gentlemen:
Reference is made to the Term Loan and Guarantee Agreement, dated as of November 2, 2015 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), among the Borrower, the guarantors party thereto from time to time, Mizuho Bank, Ltd., as administrative agent, and the lenders party thereto from time to time. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Credit Agreement.
The undersigned hereby gives you notice pursuant to Section 2.3 of the Credit Agreement that it requests a borrowing under the Credit Agreement on [mm/dd/yy] (the “Credit Date”), and in that connection sets forth below the terms on which such borrowing is requested to be made:

Term Loan
☐	[Base Rate Loan:	$__________]
☐	[LIBOR Loan, with an initial Interest Period of month(s):	$__________]

The account of the Borrower to which proceeds of the Term Loan requested on the Credit Date are to be made available by the Administrative Agent to the Borrower are as follows:

Bank Name:
Bank Address:
ABA Number:
Account Number:
Attention:
Reference:

As of [September 30, 2015]:
(i)The Consolidated Tangible Net Worth of the Borrower is [_];
(ii)The Unencumbered Liquid Asset Ratio is [_];
(iii)The Additional Unencumbered Liquid Asset Ratio is [_]; and
(iv)The Consolidated Leverage Ratio is [_]; and
(v)The Leverage Ratio is [_].
[Remainder of page intentionally left blank]

EVERCORE PARTNERS INC.
By: _____________________________
Name:
Title:

[Signature Page to Notice of Borrowing]

EXHIBIT D

[FORM OF]
TERM NOTE

$___________________¹	__________________²
[_________], [_____]
FOR VALUE RECEIVED, EVERCORE PARTNERS INC., a Delaware corporation (“Borrower”), promises to pay to __________________³ (“Payee”) or its registered assigns the principal amount of _________________4 ($[________________________]) or, if less, the aggregate unpaid principal amount, if any, of the Term Loan (as defined in the Credit Agreement) made by the Payee to the Borrower under the Credit Agreement (as defined below). The principal amount of this Note shall be payable on the dates and in the amounts specified in the Credit Agreement (as defined below).
The Borrower also promises to pay interest on the unpaid principal amount hereof, until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Term Loan and Guarantee Agreement, dated as of November 2, 2015 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), among the Borrower, the guarantors party thereto from time to time, Mizuho Bank, Ltd., as administrative agent, and the lenders party thereto from time to time. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Credit Agreement.
This Note is one of Borrower’s “Term Notes” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.
All payments of principal and interest in respect of this Note shall be made in U.S. Dollars in immediately available funds at the Notice Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment and Assumption effecting the assignment or transfer of this Note shall have been accepted by the Administrative Agent and recorded in the Register as provided in the Credit Agreement, the Borrower and the Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the outstanding Term Loan evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or
___________________________________________
1 Insert amount of Lender’s Term Loan in numbers.
2 Insert place of delivery of Note.
3 Insert Lender’s name in capital letters.
4 Insert amount of Lender’s Term Loan in words.

otherwise affect the obligations of Borrower hereunder with respect to payments of principal of or interest on this Note.
Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall not be included in the computation of the payment of interest on this Note, subject, in each case, to the terms of the Credit Agreement.
This Note is subject to mandatory repayment as provided in the Credit Agreement and to prepayment at the option of Borrower as provided in the Credit Agreement.
THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST- JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THIS NOTE INCORPORATES BY REFERENCE, AND BORROWER AND PAYEE HEREBY AGREE TO BE SUBJECT TO, THE PROVISIONS SET FORTH IN SUBSECTION 12.8 OF THE CREDIT AGREEMENT.
Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.
This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.
To the extent any provision of this Note is inconsistent with, or conflicts with, any provision of the Credit Agreement, the Credit Agreement shall control.
No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency prescribed herein and in the Credit Agreement.
The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof pursuant to the Credit Agreement, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.
EVERCORE PARTNERS INC.
By: _____________________________
Name:
Title:

[Signature Page to Term Note]

EXHIBIT E

[FORM OF]
NOTICE OF CONVERSION/CONTINUATION
Reference is made to the Term Loan and Guarantee Agreement, dated as of November 2, 2015 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), among the Evercore Partners Inc. (the “Borrower”), the guarantors party thereto from time to time, Mizuho Bank, Ltd., as administrative agent, and the lenders party thereto from time to time. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Credit Agreement. Pursuant to Section 2.7 of the Credit Agreement, the Borrower desires to convert or continue the Term Loan as follows:
1.    Date of conversion/continuation: _______________, ____

2.	Amount of Term Loan being converted/continued: $________________¹
3.    Nature of conversion/continuation:
[ ] a.    Conversion of Base Rate Loan to LIBOR Loan
[ ] b.    Conversion of LIBOR Loan to Base Rate Loan
[ ] c.    Continuation of Base Rate Loan as such
[ ] d.    Continuation of LIBOR Loan as such
4.    If the Term Loan is being continued as or converted to LIBOR Loan, the duration of the new Interest Period that commences on the conversion/continuation date: _______________ month(s)

_________________________________
1 To fill in the entire outstanding principal amount of the Term Loan.

DATED: ___________________

EVERCORE PARTNERS INC.
By: _____________________________
Name:
Title:

[Signature Page to Notice of Conversion/Continuation]

EXHIBIT F

[FORM OF]
NON-BANK STATUS¹
Reference is made to the Term Loan and Guarantee Agreement, dated as of November 2, 2015 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), among the Evercore Partners Inc. (the “Borrower”), the guarantors party thereto from time to time, Mizuho Bank, Ltd., as administrative agent, and the lenders party thereto from time to time. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Credit Agreement.
Pursuant to the provisions of Section 4.4(b) of the Credit Agreement, the undersigned hereby certifies that:
1.It is the sole record and beneficial owner of the Term Loan, participation or other obligations in respect of which it is providing this certificate.
2.    It is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986 (as amended, the “Code”).
3.    It is not a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code.
4.    It is not a “controlled foreign corporation” related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code.

_________________________
1 If the undersigned is an intermediary, a foreign partnership or other flow-through entity, the following adjustments shall be made.
A.    The following representation shall be provided as applied to the undersigned:
•    Record ownership under Paragraph 1.
B.    The following representations shall be provided as applied to the partners, members or beneficial owners claiming the portfolio interest exemption:
•    Beneficial ownership under Paragraph 1;
•    Paragraph 3;
•    Paragraph 4.
C.    The following representation shall be provided as applied to the undersigned as well as the partners, members or beneficial owners claiming the portfolio interest exemption:
•    Paragraph 2.
D.    The undersigned shall provide an Internal Revenue Service Form W-8IMY (with underlying W-8BENs, W-8BEN-Es, W-9s or other applicable forms from each of its partners, members or beneficial owners claiming the portfolio interest exemption).
E.    Appropriate adjustments shall be made in the case of tiered intermediaries or tiered partnerships or flow- through entities.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. Person status on Internal Revenue Service Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date set forth below.
[NAME OF LENDER OR PARTICIPANT]

By: _____________________________
Name:
Title:
Date:

[Signature Page to Certificate Re: Non-Bank Status]